Exhibit 1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stock broker, bank manager, lawyer, accountant or other professional advisor. Information has been incorporated by reference in this Exchange Offer Circular (as defined herein) from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from Taiga Building Products Ltd. at Suite 800, 4710 Kingsway Street, Burnaby, British Columbia, Canada V5H 4M2, telephone: (604) 438-1471, e-mail: invest@taigabuilding.com, and are also available electronically on SEDAR at www.sedar.com. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. All $ or dollar references in the Exchange Offer Circular (as defined herein) are in Canadian dollars unless otherwise stated.

September 29, 2017

TAIGA BUILDING PRODUCTS LTD.

EXCHANGE OFFER AND CONSENT SOLICITATION STATEMENT

Relating to Any and All of the Outstanding 14% Subordinated Notes due September 1, 2020

Issued by Taiga Building Products Ltd.

Taiga Building Products Ltd. (“Taiga” or the “Company”) hereby offers to purchase (the “Offer”) the outstanding 14% unsecured subordinated notes of the Company due September 1, 2020 (the “Existing Notes”) issued under the indenture dated as of September 1, 2005, as amended (the “Existing Indenture”), from holders of the Existing Notes (the “Noteholders”). Pursuant to the Offer, Noteholders are invited to exchange all or a portion of the principal amount of their Existing Notes that are properly tendered and not withdrawn prior to 5:00 p.m. (Vancouver time) on November 8, 2017 or such later time and date to which the Offer may be extended by the Company (the “Expiration Time”), for:

•	an equivalent principal amount of new 7% senior notes of Taiga (the “New Notes”) due five years from the date of issuance (the “Note Option”);

•	common shares of Taiga (“Common Shares”) at a rate of 833.33 Common Shares (the “Share Exchange Price”) for each $1,000 principal amount of Existing Notes (the “Share Option”); or

•	any combination of New Notes and Common Shares in accordance with the foregoing as determined by the Noteholders.

Noteholders that do not accept the Offer will continue to hold Existing Notes which will continue to accrue interest until the date of maturity or until earlier redeemed in accordance with their terms. However, assuming the Proposed Amendments (as defined below) are approved, the Existing Notes will no longer have the current benefits of certain restrictive covenants and events of default contained in the Existing Indenture, and the principal amount of the Existing Notes that are outstanding may be significantly reduced, which could adversely affect the liquidity of the Existing Notes that remain outstanding after consummation of the Offer. See Section 1 of the Exchange Offer and Consent Solicitation Statement – “Terms of the Offer”.

Taiga hereby also solicits consents to amend the Existing Indenture upon the terms of and subject to the conditions set forth in this Exchange Offer and Consent Solicitation Statement (the “Exchange Offer and Consent Solicitation”) and the accompanying Consent and Letter of Transmittal (the “Consent and Letter of Transmittal”). In conjunction with the Offer, the Company is soliciting consents from Noteholders (the “Solicitation”) of record as at September 6, 2017 (the “Record Date”) through instruments in writing (“Consents”) to amend the Existing Indenture in order to eliminate substantially all of the restrictive provisions and certain events of default contained in the Existing Indenture (the “Proposed Amendments”). To be valid, a Consent must be received by the Depositary (as defined herein) on or prior to the Expiration Time. The Proposed Amendments require the consent of Noteholders of record representing at least a majority of the principal amount of Existing Notes (the “Requisite Consents”).

The Offer and all tenders of Existing Notes are subject to the Exchange Offer and Consent Solicitation, the accompanying circular (the “Circular”, and, together with the Exchange Offer and Consent Solicitation, the “Exchange Offer Circular”) and the Consent and Letter of Transmittal.

Taiga reserves the right to withdraw the Offer and the Solicitation and not take up and exchange any Existing Notes deposited under the Offer unless certain conditions are satisfied. The Share Option is conditional upon receipt by the Company of disinterested shareholder approval, after excluding certain interested parties of Taiga as more particularly described herein, which approval is being sought concurrently with the making of this Offer. Taiga has called a special meeting of its shareholders, scheduled to be held on October 26, 2017, for this purpose. Accordingly, the Expiration Time will occur nine business days following such meeting, unless otherwise extended by the Company. See Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”.

The Common Shares and the Existing Notes are each listed on the Toronto Stock Exchange (the “TSX”) under the symbol “TBL” and “TBL.NT”, respectively. On September 28, 2017, the last full trading day prior to the date of this Exchange Offer Circular, the closing price of the Common Shares on the TSX was $1.53 and the closing price of the Existing Notes on the TSX was $101.50 for each $100 principal amount of Existing Notes. The Share Exchange Price represents an issue price of $1.20 per Common Share, a discount of 21.6% to the closing price of the Common Shares on September 28, 2017 and a premium of 18.8% to the closing price of the Common Shares on August 4, 2017, being the last full trading day prior to the date that Taiga announced its intention to refinance the outstanding Existing Notes.

Holders tendering Existing Notes pursuant to the Offer will be deemed to have delivered a Consent to the Proposed Amendments. Holders may not tender their Existing Notes without delivering their Consents pursuant to the Solicitation and may not deliver their Consents without tendering their Existing Notes pursuant to the Offer. The Proposed Amendments, if they become effective, may have adverse consequences for Noteholders that do not tender their Existing Notes in the Offer. See Section 3 of the Exchange Offer and Consent Solicitation – “Effect of the Proposed Amendments to the Existing Indenture”.

Each Noteholder who properly tenders Existing Notes pursuant to the Offer and who does not withdraw such Existing Notes prior to the Expiration Time (the “Deposited Notes”) will receive either: (a) New Notes pursuant to the Note Option; (b) Common Shares pursuant to the Share Option; or (c) a combination of New Notes and Common Shares as determined by the Noteholder, on the terms and subject to the conditions of the Offer. New Notes will only be issued in integral multiples of $1,000. A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer. A Noteholder will not receive fractional Common Shares or New Notes with a principal amount that is not an integral multiple of $1,000 for any Deposited Notes. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number. Noteholders who deposit their Existing Notes pursuant to the Offer, which Deposited Notes are subsequently exchanged by the Company, will receive a payment from the Company on account of accrued and unpaid interest on the Deposited Notes to but excluding the date of take up of the Deposited Notes.

The Offer will commence on or about October 2, 2017 (the “Commencement Date”) and will expire at the Expiration Time. The obligation of the Company to take up and pay for any Deposited Notes is subject to the conditions described in Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”.

Any Noteholder of record as at the Record Date wishing to accept the Offer and deliver a Consent under the Solicitation with respect to all or any portion of such Noteholder’s Existing Notes must properly complete and sign the Consent and Letter of Transmittal in accordance with the instructions therein and deliver it and all other required documents to Computershare Investor Services Inc., as depositary (the “Depositary”), and deliver its Existing Notes to the Depositary as set forth in Section 4 of the Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes”, or request its broker, dealer, commercial bank, trust company or other nominee to effect the transaction for it. Any Noteholder having Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if it desires to tender such Existing Notes under the Offer and provide a Consent under the Solicitation.

Questions and requests for assistance may be directed to the Company at the contact particulars below or to the Depositary toll free at: 1-800-564-6253. Additional copies of this Exchange Offer Circular may also be obtained without charge on request from the Company at the offices shown below. A copy of this Exchange Offer Circular is available under the Company’s SEDAR profile at www.sedar.com.

The board of directors of Taiga (the “Board”) has not made any recommendation with respect to whether Noteholders should tender Existing Notes under the Offer and deliver a Consent under the Solicitation. Each Noteholder must decide whether to tender Existing Notes under the Offer and deliver a Consent under the Solicitation. Noteholders are urged to evaluate carefully all information in this Exchange Offer Circular, to consult their own investment, legal, tax and other professional advisors and to make their own decisions whether to tender their Existing Notes and deliver a Consent under the Solicitation with respect to all or any portion of such Noteholder’s Existing Notes. Noteholders should be aware that the tender of Existing Notes and the delivery of Consents may have tax consequences in Canada, and Noteholders should carefully consider the tax consequences of accepting the Offer. See Section 20 of the Circular – “Certain Canadian Federal Income Tax Consequences”.

An investment in the New Notes, as in the Existing Notes, involves certain risks. See Section 21 of the Circular – “Risk Factors”.

As New Notes and/or Common Shares will be issued in exchange for Existing Notes, Taiga will derive no cash proceeds from any such distribution of New Notes and/or Common Shares pursuant to the Offer.

If the Requisite Consents are obtained and the Proposed Amendments become effective, the Existing Notes will no longer have the current benefits of certain restrictive covenants and related provisions contained in the Existing Indenture. In addition, as a result of the consummation of the Offer, the principal amount of the Existing Notes that are outstanding may be significantly reduced, which could adversely affect the liquidity of the Existing Notes that remain outstanding after consummation of the Offer.

Whether or not the Offer is consummated, the Company intends to fully redeem the Existing Notes at par pursuant to the terms of the Existing Indenture and/or purchase the Existing Notes through open market purchases prior to December 31, 2017. In this regard, the Company or its affiliates may from time to time acquire Existing Notes, other than pursuant to the Offer, by redemptions under the Existing Indenture, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and conditions and at such prices as the Company or such affiliates may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A NOTEHOLDER SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING EXISTING NOTES PURSUANT TO THE OFFER AND DELIVER A CONSENT PURSUANT TO THE SOLICITATION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OR THE SOLICITATION OTHER THAN AS SET FORTH IN THIS EXCHANGE OFFER CIRCULAR. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

Taiga’s principal and head office is located at Suite 800, 4710 Kingsway Street, Burnaby, British Columbia, Canada V5H 4M2 and its registered and records office is located at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, and deposits will not be accepted from or on behalf of, Noteholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Taiga may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Noteholders in such jurisdiction.

INFORMATION FOR UNITED STATES NOTEHOLDERS

The New Notes and Common Shares offered pursuant to the Offer have not been registered under the United States Securities Act of 1933, as amended, (the “1933 Act”) and will be issued pursuant to available exemptions from the 1933 Act and applicable exemptions under state securities laws.

The Offer is made for the securities of a Canadian company. The disclosure contained in and incorporated by reference into this Exchange Offer Circular is subject to the disclosure requirements of Canada, which are different from those of the United States. Financial statements incorporated by reference in this Exchange Offer Circular have been prepared in accordance with Canadian accounting standards that may not be comparable to the financial statements of United States companies.

Noteholders should be aware that the disposition of the Existing Notes described herein and the acquisition of Common Shares or New Notes described herein may have tax consequences both in the United States and in Canada, the home country of Taiga. Such consequences for investors who are resident in, or citizens of, the United States are not described herein.

Noteholders resident in the United States should be aware that it may be difficult for such Noteholders to enforce their rights and any claim they may have arising under United States federal securities laws, since Taiga is incorporated under the laws of British Columbia, Canada, and that some or all of its directors and officers reside outside the United States. Noteholders may not be able to sue a foreign company or its officers or directors in a foreign court for violations of United States federal securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a United States court’s judgment.

Noteholders should be aware that the Company may purchase securities otherwise than under the Offer, such as in open market or privately negotiated purchases.

THE SECURITIES DESCRIBED HEREIN HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY NOR HAS THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FORWARD-LOOKING INFORMATION

Certain statements in this Exchange Offer Circular constitute “forward-looking information” within the meaning of applicable securities laws, which reflect the expectations of management including, without limitation, regarding expected future events and financial and operating results, ability to renew, refinance, repurchase or retire outstanding indebtedness as they become due and expectations regarding distributions. Forward-looking information generally can be identified by the use of forward-looking terminology such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “should”, “plans” or “continue” or similar expressions, and the negative forms thereof, suggesting future outcomes or events. Forward-looking information reflects the Company’s current expectations regarding future events and operating performance and speak only as of the date of this Exchange Offer Circular. Forward-looking information involves significant risks and uncertainties, should not be read as a guarantee of future performance or results, and will not necessarily be an accurate indication of whether or not, or the times at or by which, such performance or results will be achieved, and includes risks and uncertainties disclosed in the “Risk Factors” section and elsewhere herein, in documents incorporated by reference and in other disclosure materials filed from time to time by the Company with the Canadian securities regulatory authorities. No assurance is provided that actual results will be consistent with the forward-looking information. The Company assumes no obligation to update or revise forward-looking information to reflect new events or circumstances, other than as required by applicable law.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Exchange Offer Circular from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Company at Suite 800, 4710 Kingsway Street, Burnaby, British Columbia, Canada V5H 4M2, telephone: (604) 438-1471. In addition, copies of the documents incorporated by reference herein may be obtained electronically on SEDAR at www.sedar.com.

The following documents, filed with the securities commissions or similar authorities in certain provinces of Canada, are specifically incorporated by reference into and form an integral part of this Exchange Offer Circular:

•	annual information form of the Company dated June 22, 2017 (the”AIF”);

•	management information circular of the Company dated June 22, 2017 distributed in connection with the annual general meeting of shareholders held on August 3, 2017;

•	the comparative audited consolidated financial statements of the Company for the financial year ended March 31, 2017, together with the notes thereto and the auditors’ reportthereon;

•	management’s discussion and analysis of financial condition and results of operations of the Company for the financial year ended March 31, 2017;

•	the comparative unaudited consolidated financial statements of the Company for the three month period ended June 30, 2017, together with the notes thereto; and

•	management’s discussion and analysis of financial condition and results of operations of the Company for the three month period ended June 30, 2017.

Any material change reports (excluding confidential reports), business acquisition reports, interim financial statements, annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations in respect of the periods covered by such interim or annual financial statements, annual information forms and management information circulars (excluding those portions that are not required to be incorporated by reference herein) filed by the Company with the securities commissions or similar authorities in the provinces and territories of Canada subsequent to the date of this Exchange Offer Circular and prior to the termination of the Offer shall be deemed to be incorporated by reference in this Exchange Offer Circular.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Exchange Offer Circular to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that was required to be stated or that was necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Exchange Offer Circular.

v

TABLE OF CONTENTS

SUMMARY		1

EXCHANGE OFFER AND CONSENT SOLICITATION STATEMENT		9
1.	TERMS OF THE OFFER	9
2.	TERMS OF THE CONSENT SOLICITATION	10
3.	EFFECT OF THE PROPOSED AMENDMENTS TO THE EXISTING INDENTURE	12
4.	TIME OF ACCEPTANCE AND PROCEDURE FOR TENDERING EXISTING NOTES	13
5.	WITHDRAWAL OF DEPOSIT AND REVOCATION OF CONSENTS	15
6.	CONDITIONS	15
7.	EXTENSION OF AND AMENDMENTS TO THE OFFER AND SOLICITATION	18
8.	ACCEPTANCE FOR EXCHANGE OF DEPOSITED NOTES	19
9.	PROCEDURE FOR EXCHANGE OF DEPOSITED NOTES	19
10.	MAIL SERVICE INTERRUPTION	20
11.	LIENS	20
12.	NOTICE	20
13.	OTHER TERMS	21

CIRCULAR		22
1.	THE COMPANY	22
2.	PURPOSE AND EFFECT OF THE OFFER; BACKGROUND TO THE OFFER	24
3.	AUTHORIZED AND ISSUED CAPITAL	26
4.	DESCRIPTION OF NEW NOTES	27
5.	CURRENT PLANS OR PROPOSALS	33
6.	TRADING PRICE AND VOLUME OF SECURITIES	33
7.	DIVIDEND POLICY	34
8.	PREVIOUS PURCHASES AND SALES AND DISTRIBUTIONS OF SECURITIES	34
9.	CONSOLIDATED CAPITALIZATION	35
10.	EARNINGS COVERAGE	35
11.	FINANCIAL STATEMENTS	36
12.	OWNERSHIP OF SECURITIES	36
13.	COMMITMENTS TO ACQUIRE SECURITIES	37
14.	ACCEPTANCE OF EXCHANGE OFFER AND CONSENT SOLICITATION	37
15.	BENEFITS FROM THE OFFER	38
16.	MATERIAL CHANGES IN THE AFFAIRS OF THE COMPANY	38
17.	ARRANGEMENTS WITH SECURITY HOLDERS	38
18.	DISINTERESTED SHAREHOLDER APPROVAL REQUIREMENT	38
19.	VALUATION	38
20.	CERTAIN CANADIAN FEDERAL INCOME TAX CONSEQUENCES	38
21.	RISK FACTORS	41
22.	LEGAL MATTERS AND REGULATORY APPROVALS	48
23.	FEES AND EXPENSES	49
24.	SOURCE OF FUNDS	49
25.	DEPOSITARY	49
26.	DEALER MANAGER/SOLICITATION AGENT	49
27.	INTEREST OF EXPERTS	49
28.	STATUTORY RIGHTS	49

APPROVAL AND CERTIFICATE		50

AUDITOR’S CONSENT		51

SCHEDULE “A” - FORM OF CONSENT AND LETTER OF TRANSMITTAL

SUMMARY

This summary highlights the most material information in this document, but does not fully describe all of the details of the Offer and the Solicitation. You are urged to read the entire Exchange Offer Circular, including the related Consent and Letter of Transmittal, because together they contain the full details of the Offer and the Solicitation. References to the sections of the Exchange Offer and Consent Solicitation and the Circular have been included where you will find a more complete discussion.

WHO IS OFFERING TO EXCHANGE MY EXISTING NOTES?	The Company is offering to exchange your Existing Notes, which are currently redeemable at the option of the Company at any time at 100% of the principal amount of the Existing Notes.

WHAT SECURITIES ARE THE SUBJECT OF THE CONSENT SOLICITATION?

The Company is also soliciting from Noteholders Consents to the Proposed Amendments to the Existing Indenture. A Noteholder who properly tenders Existing Notes pursuant to the Offer will be deemed to have delivered a Consent to the Proposed Amendments. A Noteholder may not tender its Existing Notes without delivering a Consent pursuant to the Solicitation and may not deliver a Consent to the Solicitation without tendering Existing Notes to the Offer. See Section 4 of the Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes”.

HOW MANY EXISTING NOTES WILL TAIGA EXCHANGE IN THE OFFER?

The Company is offering to exchange all outstanding Existing Notes, or such lesser principal amount of Existing Notes that are properly tendered pursuant to the Offer. As of the date of this Exchange Offer Circular, there is $128,834,218 aggregate principal amount of Existing Notes outstanding.

The Offer is not conditional on any minimum principal amount of Existing Notes being tendered. See Section 1 of the Exchange Offer and Consent Solicitation – “Terms of the Offer”.

WHAT WILL THE EXCHANGE PRICE FOR THE EXISTING NOTES BE?

A Noteholder would have the option of receiving:

•     New Notes for its Deposited Notes pursuant to the Note Option;

•     Common Shares for its Deposited Notes pursuant to the Share Option; or

•     any combination of New Notes and Common Shares for its Deposited Notes pursuant to the Note Option and the Share Option as determined by the Noteholder for its Deposited Notes,

on the terms and subject to the conditions of this Exchange Offer Circular.

The Share Exchange Price represents an issue price of $1.20 per Common Share, a discount of 21.6% to the closing price of the Common Shares on September 28, 2017 and a premium of 18.8% to the closing price of the Common Shares on August 4, 2017, being the last full trading day prior to the date that Taiga announced its intention to refinance the outstanding Existing Notes.

A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer. A Noteholder will not receive fractional Common Shares or New Notes with a principal amount that is not an integral multiple of $1,000 for any Deposited Notes. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number. For

Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer. Noteholders who deposit their Existing Notes pursuant to the Offer, which Deposited Notes are subsequently exchanged by the Company, will receive a payment from the Company on account of accrued and unpaid interest on the Deposited Notes to but excluding the date of take up of the Deposited Notes.

WHAT ARE THE TERMS OF THE NEW NOTES?

The New Notes will be issued under a trust indenture governing the New Notes, with Computershare Trust Company of Canada, as trustee (the “New Indenture”). The New Notes will mature five years from the date of their issuance and will bear interest at the rate of 7% per annum payable semi- annually in arrears every six months beginning on the six month anniversary of the date of issuance of the New Notes (the “Issuance Date”).

The first interest payment on the New Notes will be made on the six month anniversary of the Issuance Date and will represent accrued interest from and including the Issuance Date up to and including such anniversary date. Thereafter, interest will be payable semi-annually. If any interest payment date is not a business day, payment will be made on the next succeeding business day without accrual or additional interest as a result of the delay in payment.

The New Notes will be redeemable in whole or in part by Taiga at par at any time and from time to time on or after the 30 month anniversary of the date of issuance of the New Notes at the applicable redemption price as set forth in Section 4 of the Circular – “Description of New Notes”. The New Notes will be subordinated in right of payment to Senior Indebtedness (as defined herein). See Section 4 of the Circular – “Description of New Notes”.

WHY IS TAIGA MAKING THE OFFER?

The Offer is being made for the following reasons:

•     the Offer will allow the Company to reduce its financial leverage, providing the Company with greater financial flexibility to pursue future growth opportunities;

•     the Company believes that completion of the Offer will lower its cost of capital by replacing 14% interest payments on the Existing Notes with 7% interest payments on the New Notes or with potential dividends on the Common Shares;

•     the de-leveraging of the Company’s balance sheet will facilitate the Company’s transition from its current capital structure to a more normalized capital structure, which the Company believes will: (i) provide improved access to capital; (ii) improve its financial flexibility to pursue strategic initiatives; and (iii) enhance the market’s understanding of the Company by facilitating relative comparisons to its publicly-traded industry peers;

• the Company believes that the Offer will provide enhanced liquidity in the Common Shares through the increase of the public float of Common Shares;

• the Offer will provide liquidity to holders of Existing Notes; and

•     the offer to purchase Existing Notes conducted in 2006 was favourably received and the maximum aggregate principal amount of $42.5 million of Existing Notes was purchased and cancelled by the Company.

Depending on the participation of Noteholders, the Company believes that the Offer provides the Company with an opportunity to derive significant interest expense savings. The table below presents several scenarios based on participation of Noteholders in the Offer and the corresponding annual interest expense savings:

		As at June 30, 2017
	As at		(pro forma)
	June 30, 2017	Scenario A(1)	Scenario B(2)	Scenario C(3)
Existing Notes	$128,834,218	$83,742,242	$32,208,555	$ Nil
New Notes	$ Nil	$ Nil	$48,312,832	$64,417,109
Common Shares	32,414,278	69,990,925	72,674,971	86,095,202

		Scenario A(1)	Scenario B(2)	Scenario C(3)
Annual Interest Expense(4)	$18,036,791	$11,723,914	$7,891,096	$4,509,198

Notes:

(1)    Scenario A assumes that Noteholders holding Existing Notes in an aggregate principal amount of $45,091,976 (35% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 100% are tendered for the Share Option and of which none are tendered for the Note Option. This will result in annual interest expense savings of approximately $6,312,877.

(2)    Scenario B assumes that Noteholders holding Existing Notes in an aggregate principal amount of $96,625,664 (75% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 50% are tendered for the Share Option and of which 50% are tendered for the Note Option. This will result in annual interest expense savings of approximately $10,145,695.

(3)    Scenario C assumes that Noteholders holding Existing Notes in an aggregate principal amount of $128,834,218 (100% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 50% are tendered for the Share Option and of which 50% are tendered for the Note Option. This will result in annual interest expense savings of approximately $13,527,593.

(4) Represents interest expense for the month ended June 30, 2017 on an annualized basis. See Section 2 of the Circular – “Purpose and Effect of the Offer; Background to the Offer”.

HOW MIGHT ACCEPTING THE OFFER AND CONSENT SOLICITATION BENEFIT ME AS A NOTEHOLDER?

If Noteholders elect the Note Option, the Company believes that Noteholders will benefit from the following:

Extended Term: While the maturity date for the Notes is September 1, 2020, the maturity date for the New Notes will be five years from the Issuance Date, in 2022.

Benefit of Restrictive Covenants: The New Notes will have the benefit of various restrictive covenants of the Company, including restrictions on additional indebtedness and the making of certain investments and payments.

Not Redeemable Until 2020: Holders of New Notes will have the opportunity to achieve an attractive cash yield for an extended period on a protected basis. The New Notes are not redeemable for the first two and a half years, and thereafter at a premium until twelve months prior to maturity, at which time they will be redeemable at par.

If Noteholders select the Share Option, the Company believes that Noteholders will benefit from the following:

Noteholders’ Interests More Closely Aligned with Equityholders’ Interests: The Offer provides Noteholders with increased exposure to the long-term prospects of the Company through increased equity participation.

Share Price Appreciation: Noteholders will have the opportunity to benefit from any price appreciation on the Common Shares.

Favourable Tax Treatment: Noteholders may derive more favourable tax treatment in respect of the receipt of potential dividends paid on the Common Shares as compared to interest income on the Existing Notes or the New Notes. However, the Company has not declared dividends since April 2013 and no assurances can be made that Taiga will pay dividends at the levels contemplated in the Company’s dividend policy or at all. See Section 7 of the Circular – “Dividend Policy”.

WHAT HAPPENS TO YOUR EXISTING NOTES IF YOU DO NOT ACCEPT THE OFFER?

If you do not accept the Offer, your Existing Notes will remain outstanding and will continue to accrue interest until the date of maturity, September 1, 2020, or until earlier redeemed in accordance with their terms.

Whether or not the Offer is consummated, the Company intends to fully redeem the Existing Notes at par pursuant to the terms of the Existing Indenture and/or purchase the Existing Notes through open market purchases prior to December 31, 2017.

If the Proposed Amendments to the Existing Indenture are approved by a majority in aggregate principal amount of the Existing Notes outstanding as of the Record Date, the Company intends to execute a supplemental indenture with the trustee thereunder (the “Supplemental Indenture”) as soon as practicable, giving effect to the Proposed Amendments. If the Requisite Consents are obtained and the Proposed Amendments become effective, the Existing Notes will no longer have the current benefit of certain restrictive covenants and events of default contained in the Existing Indenture.

WHAT ARE THE RISKS OF ACCEPTING OR NOT ACCEPTING THE OFFER?

There are a number of material risk factors that Noteholders should consider in determining whether or not to tender Existing Notes pursuant to the Offer. For those Noteholders who choose to exchange their Existing Notes in whole or in part for Common Shares, those Noteholders will be changing all or a portion of the nature of their investment from debt to equity. For those Noteholders who choose to exchange their Existing Notes in whole or in part for New Notes, those Noteholders will be changing all or a portion of their Existing Notes into New Notes with a lower interest rate, an extended maturity date, interest rate protection through no call provisions, no public listing on a stock exchange and the benefit of restrictive provisions. For those Noteholders who choose not to tender their Existing Notes pursuant to the Offer, there may be no market for the Existing Notes following the Offer. See Section 21 of the Circular – “Risk Factors”, as well as the additional risk factors disclosed in the documents incorporated by reference into this Exchange Offer Circular and other of the Company’s filings from time to time with the Canadian securities regulatory authorities.

WILL THE COMMON SHARES OR NEW NOTES THAT I RECEIVE IN EXCHANGE FOR MY EXISTING NOTES BE FREELY TRADABLE?

The Common Shares issued to Canadian residents will not be subject to any hold period and will be listed on the TSX under the ticker symbol “TBL”. The New Notes issued to Canadian residents will not be subject to any hold period and will not be listed on any stock exchange, and accordingly, there may be no market for trading the New Notes. Investors resident outside of Canada should contact their legal and other professional advisors to determine whether their Common Shares or New Notes will be freely tradable.

HOW LONG DO I HAVE TO TENDER MY EXISTING NOTES?

You may tender your Existing Notes until the Expiration Time. The Expiration Time for the Offer is currently 5:00 p.m. (Vancouver time) on November 8, 2017, or such later time and date to which the Offer may be extended by the Company. See Section 4 of the Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes”. The Company may choose to extend the Expiration Time for any reason, subject to applicable laws. See Section 7 of the Exchange Offer and Consent Solicitation – “Extension of and Amendments to the Offer and Solicitation”.

HOW WILL I BE NOTIFIED IF TAIGA EXTENDS THE OFFER?

The Company will issue a press release prior to the Expiration Time (or any extension thereof) if the Company decides to extend the Offer and will provide notice to Noteholders in accordance with applicable law. See Section 7 of the Exchange Offer and Consent Solicitation – “Extension of and Amendments to the Offer and Solicitation”.

ARE THERE ANY CONDITIONS TO THE OFFER?

Yes. The Offer is subject to conditions, such as the absence of court or governmental action prohibiting the Offer and the absence of changes in general market conditions that are or may be materially adverse to the Company. The Share Option is also subject to disinterested shareholder approval (the “Disinterested Approval”), after excluding the votes of certain Interested Parties (as defined herein), pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) and the policies of the TSX. The Company is seeking to obtain the Disinterested Approval for the Share Option concurrently with the Offer and has applied to the TSX to approve the listing of the Common Shares issuable in exchange for the Existing Notes. See Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”. Whether or not the Disinterested Approval for the potential issuance of Common Shares under the Share Option is obtained, the Company intends to continue the Offer for the Note Option only. UPP Holdings Limited (“UPP”) who holds approximately 35.71% of the outstanding Existing Notes and is an Interested Party (as defined herein), has advised the Company that it intends to participate in the Offer and elect the Share Option. See Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”.

FOLLOWING THE OFFER, WILL TAIGA CONTINUE AS A PUBLIC COMPANY?

Yes. The completion of the Offer in accordance with its conditions should not cause the Common Shares to be de-listed from the TSX or cause the Company to no longer be subject to the periodic reporting requirements of Canadian securities laws, to the extent the Company is subject to such requirements on the Commencement Date. Following the Expiration Time, there is no assurance that the Existing Notes will continue to be listed on the TSX, as the Existing Notes may fail to meet the TSX’s minimum listing requirements or the Company may determine that the de-listing of the Existing Notes is advisable.

HOW DO I TENDER MY EXISTING NOTES?

A registered Noteholder wishing to accept the Offer must deliver the accompanying Consent and Letter of Transmittal together with the Existing Notes to be deposited, in accordance with the instructions in the Consent and Letter of Transmittal. Any Noteholder having Existing Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee should contact such person or institution if it desires to deposit such Existing Notes.

New Notes will only be issued in integral multiples of $1,000 and for Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer.

Noteholders should contact the Depositary using the information set forth on the back cover of this Exchange Offer Circular for assistance. See Section 4 of the accompanying Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes” and the Consent and Letter of Transmittal.

ONCE I HAVE TENDERED EXISTING NOTES PURSUANT TO THE OFFER, CAN I WITHDRAW MY EXISTING NOTES AND CONCURRENT CONSENT?

You may withdraw your Deposited Notes at any time before the Expiration Time. To withdraw your Deposited Notes, please follow the instructions under Section 5 of the Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents”. If you have consented to the Proposed Amendments and deposited your Existing Notes under the Offer and you later validly withdraw your Deposited Notes, you will be deemed to have revoked your Consent with respect to the withdrawn Deposited Notes.

ONCE I HAVE TENDERED EXISTING NOTES PURSUANT TO THE OFFER, CAN THE COMPANY WITHDRAW THE OFFER?

The Company reserves the right to withdraw the Offer and not take up and exchange any Deposited Notes under the Offer unless certain conditions are satisfied. See Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”.

HAS TAIGA OR THE BOARD ADOPTED A POSITION ON THE OFFER?

The Board has approved the Offer. However, neither the Company nor the Board is making any recommendation to you as to whether you should tender or refrain from tendering your Existing Notes. You must make your own decision as to whether to tender your Existing Notes and, if so, what principal amount of Existing Notes to tender and the form of consideration you wish to receive.

WHEN WILL TAIGA ISSUE NEW NOTES AND/OR COMMON SHARES IN EXCHANGE FOR THE EXISTING NOTES I TENDER?

Subject to the terms of the Offer, as soon as practicable after the Expiration Time, and in any event within three business days after the Expiration Time, the Company will take up validly Deposited Notes and will issue New Notes and/or Common Shares in exchange for the Deposited Notes and pay the accrued and unpaid interest on such exchanged Deposited Notes within three business days thereafter. See Section 8 of Exchange Offer and Consent Solicitation – “Acceptance for Exchange of Deposited Notes” and Section 9 of the Exchange Offer and Consent Solicitation – “Procedure for Exchange of Deposited Notes”.

WILL TAIGA DERIVE ANY PROCEEDS FROM THE OFFER?	As New Notes and/or Common Shares will be issued in exchange for Existing Notes, Taiga will derive no cash proceeds from any such distribution of New Notes and/or Common Shares pursuant to the Offer.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS IF I TENDER MY EXISTING NOTES?

You are urged to consult your broker or other nominee to determine whether transaction costs apply. No fee or commission will be payable by any Noteholder that deposits Existing Notes directly with the Depositary pursuant to the Offer.

WHAT ARE THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY EXISTING NOTES?

Noteholders tendering their Existing Notes pursuant to the Offer will be considered to have disposed of their Existing Notes for proceeds of disposition equal to the fair market value of the Common Shares and/or New Notes acquired by the Noteholder on the disposition.

Noteholders that are resident or deemed to be resident in Canada will realize a capital gain (or a capital loss) in respect of their Existing Notes equal to the amount by which the proceeds of disposition (equal to the fair market value of the Common Shares or New Notes acquired by the Noteholder on the disposition), net of the amount included in the Noteholder’s income as accrued interest and reasonable costs of disposition, exceeds (or is exceeded by) the adjusted cost base of such Existing Notes. Accrued interest on the Existing Notes from the date of the last interest payment to the date of disposition generally must be included in a Noteholder’s income in the year of disposition.

Noteholders that are not (and are not deemed to be) resident in Canada for income tax purposes and who tender their Existing Notes pursuant to the Offer generally will not be subject to tax in Canada in respect of the exchange of their Existing Notes.

Noteholders are urged to seek independent tax advice in respect of the consequences to them of tendering Existing Notes pursuant to the Offer. See Section 20 of the Circular – “Certain Canadian Federal Income Tax Consequences”.

WHO CAN I TALK TO IF I HAVE QUESTIONS?

The Company and the Depositary can help answer your questions. The Depositary is Computer share Investor Services Inc. Contact information for the Company and the Depositary is set forth on the back cover of this Exchange Offer Circular.

The following table is a summary comparison of the New Notes and the Existing Notes only and does not address all of the attributes and characteristics of the New Notes and the Existing Notes.

	New Notes	Existing Notes
Issuer	Taiga Building Products Ltd.	Taiga Building Products Ltd.

Securities	Up to an unlimited principal amount of 7.0% senior notes, due five years from the Issuance Date.	Up to an unlimited principal amount of 14.0% unsecured subordinated notes due September 1, 2020.

Principal Amount	Assuming maximum exchange, $128,834,218 See Section 3 of the Circular – “Authorized and Issued Capital”).	$128,834,218 principal amount currently outstanding.

Maturity Date	Five years from the Issuance Date.	September 1, 2020.

Coupon	7.0% per annum, payable in arrears on a semi-annual basis beginning on the six month anniversary of the Issuance Date and every six months thereafter until maturity.	14% per annum, payable in arrears on a monthly basis.

Ranking

New Notes will be unsecured obligations of the Company that are not guaranteed by any of the Company’s subsidiaries. New Notes will be effectively subordinated in right of payment to any present and future secured indebtedness, including the amended and restated credit agreement between, among others, the Company and JPMorgan Chase Bank dated November 25, 2013, and all deferrals, renewals, extensions or amendments, modifications or supplements thereto or re-financings thereof including with new or replaced lenders, and all indebtedness and liabilities of the Company’s subsidiaries (the “Senior Indebtedness”).

Existing Notes are unsecured obligations of the Company and are guaranteed by the Company’s subsidiaries. Existing Notes are subordinated in right of payment to the “Senior Indebtedness” (as defined in the Existing Indenture) of Taiga.

Redemption

New Notes will be redeemable by the Company in whole or in part, at any time and from time to time, on or after the 30 month anniversary of the Issuance Date, for cash, at a redemption price (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest on the New Notes to the redemption date, if redeemed during the period beginning on the applicable dates after the Issuance Date as follows:

			Existing Notes are currently redeemable at 100% of the principal amount, in whole or in part, at any time and from time to time.

	Date	Percentage
	On and after 30 months and before 42 months after the Issuance Date	103.5%

	On and after 42 months and before 48 months after the Issuance Date	101.75%

	On and after 48 months after the Issuance Date	100%

Covenants

The New Notes will include customary covenants relating to limitations on the incurrence of additional indebtedness and the making of certain restricted payments that are substantially similar to those contained in the Existing Indenture. See Section 4 of the Circular – “Description of New Notes”.

The Existing Notes are subject to a number of covenants that are summarized in more detail in Section 2 of the Exchange Offer and Consent Solicitation – “Terms of the Consent Solicitation – Proposed Amendments to the Existing Indenture”.

Listing	The New Notes will not be listed for trading on any exchange.

The Existing Notes currently trade on the TSX under the symbol “TBL.NT”, however, following the Expiration Time, there is no assurance that the Existing Notes will continue to be listed on the TSX, as the Existing Notes may fail to meet the TSX’s minimum listing requirements or the Company may determine that the de-listing of the Existing Notes is advisable.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER A NOTEHOLDER SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING EXISTING NOTES PURSUANT TO THE OFFER AND DELIVER A CONSENT PURSUANT TO THE SOLICITATION. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OR THE SOLICITATION OTHER THAN AS SET FORTH IN THIS EXCHANGE OFFER CIRCULAR. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

To the Holders of 14% Subordinated Notes of Taiga Building Products Ltd. due September 1, 2020:

EXCHANGE OFFER AND CONSENT SOLICITATION STATEMENT

1.	Terms of the Offer

Taiga hereby offers to Noteholders, upon the terms and conditions of this Exchange Offer and Consent Solicitation, the accompanying Circular and the related Consent and Letter of Transmittal, to exchange all or a portion of the principal amount of their Existing Notes that are properly tendered and not withdrawn by the Noteholders prior to the Expiration Time for:

•	New Notes pursuant to the Note Option;

•	Common Shares pursuant to the Share Option; or

•	any combination of New Notes and Common Shares pursuant to the Note Option and the Share Option, as determined by the Noteholder.

Noteholders that do not accept the Offer will continue to hold Existing Notes which will continue to accrue interest until the date of maturity or until earlier redeemed in accordance with their terms. However, assuming the Proposed Amendments are approved, the Existing Notes will no longer have the current benefit of certain restrictive covenants and events of default contained in the Existing Indenture, and the principal amount of the Existing Notes that are outstanding may be significantly reduced, which could adversely affect the liquidity of the Existing Notes that remain outstanding after consummation of the Offer. See Section 2 of this Exchange Offer and Consent Solicitation – “Terms of the Consent Solicitation”.

A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer. New Notes will only be issued in integral multiples of $1,000. See Section 4 of the Circular – “Description of New Notes”.

Noteholders who deposit their Existing Notes pursuant to the Offer, which Existing Notes are subsequently exchanged by the Company, will receive a payment from the Company on account of accrued and unpaid interest on the Existing Notes to but excluding the date of take up of the Deposited Notes (the “Payment Date”). The Company has calculated that such payment will amount to approximately $4.99 per $1,000 principal amount of Existing Notes. No interest shall accrue in respect of validly Deposited Notes on or after the Payment Date.

The Share Exchange Price represents an issue price of $1.20 per Common Share, a discount of 21.6% to the closing price of the Common Shares on September 28, 2017 and a premium of 18.8% to the closing price of the Common Shares on August 4, 2017, being the last full trading day prior to the date that Taiga announced its intention to refinance the outstanding Existing Notes. A Noteholder will not receive fractional Common Shares or New Notes with a principal amount that is not an integral multiple of $1,000 for any Deposited Notes, and for Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number.

The Existing Indenture permits the Company to redeem all or a portion of the Existing Notes upon giving notice to the Noteholders as prescribed therein, at a redemption price as specified in the Existing Indenture (currently 100% of the principal amount of the Existing Notes to be redeemed), together with accrued and unpaid interest up to but excluding the date of redemption. Whether or not the Offer is consummated, the Company intends to fully redeem the Existing Notes at par pursuant to the terms of the Existing Indenture and/or purchase the Existing Notes through open market purchases prior to December 31, 2017. In this regard, the Company or its affiliates may from time to time acquire Existing Notes, other than pursuant to the Offer, by redemptions under the Existing Indenture, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and conditions and at such prices as the Company or such affiliates may determine, which may be more or less than the prices to be paid pursuant to the Offer and could be for cash or other consideration.

The selection of any particular redemption date is at the discretion of the Company. No assurance can be given that any remaining Existing Notes subsequent to the Offer will be redeemed as contemplated or at all. Neither this Exchange Offer Circular nor the Consent and Letter of Transmittal shall constitute a notice of redemption under the Existing Indenture. Any such notice, if issued, will be issued in accordance with the provisions of the Existing Indenture.

Currently, $128,834,218 aggregate principal amount of Existing Notes are outstanding. On September 28, the last full trading day prior to the date of this Exchange Offer Circular, the closing price of the Common Shares on the TSX was $1.53 and the closing price of the Existing Notes on the TSX was $101.50 for each $100 principal amount of Existing Notes.

The Offer will commence on the Commencement Date and will expire at the Expiration Time.

THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM PRINCIPAL AMOUNT OF EXISTING NOTES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6 OF THIS EXCHANGE OFFER AND CONSENT SOLICITATION – “CONDITIONS”.

The Share Exchange Price was determined by the Board in part on the basis of the trading price of the Common Shares on the TSX prior to the initiation of the Exchange Offer. The Existing Notes will be exchanged for New Notes at an equivalent par value face amount, which was determined by the Board on the basis of the trading price of the Existing Notes, the ability of the Company to redeem the Existing Notes at 100% of the principal amount and the current credit status of the Company.

Any New Notes and Common Shares issued pursuant to the Offer shall not be subject to any hold periods and will be freely tradeable, subject to restrictions relating to holdings of “control persons”, within the meaning of applicable securities law. In connection with the Offer, the Company has received exemptive relief from the securities regulatory authorities in each of the provinces and territories of Canada exempting the distribution of New Notes and Common Shares pursuant to the Offer from the prospectus requirements under applicable Canadian securities law.

The Board has not made any recommendation with respect to whether Noteholders should tender Existing Notes under the Offer. Each Noteholder must decide whether to tender Existing Notes under the Offer. Noteholders are urged to evaluate carefully all information in this Exchange Offer Circular, to consult their own investment, legal, tax and other professional advisors and to make their own decisions as to whether to tender their Existing Notes with respect to all or any portion of such Noteholder’s Existing Notes. Noteholders should be aware that the tender of Existing Notes may have tax consequences in Canada, and Noteholders should carefully consider the tax consequences of accepting the Offer. See Section 20 of the Circular – “Certain Canadian Federal Income Tax Consequences”.

2.	Terms of the Consent Solicitation

In conjunction with the Offer, and pursuant to the Solicitation, the Company is soliciting from Noteholders of record on the Record Date to deliver Consents to the Proposed Amendments on or prior to the Expiration Time. The effect of the Proposed Amendments would be to eliminate substantially all of the restrictive covenants and certain events of default contained in the Existing Indenture. A Noteholder who properly tenders Existing Notes pursuant to the Offer will be deemed to have delivered a Consent to the Proposed Amendments to the Existing Indenture. A Noteholder may not tender its Existing Notes without delivering its Consent pursuant to the Solicitation and may not deliver a Consent without tendering its Existing Notes pursuant to the Offer. See Section 4 of this Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes”.

The Board has not made any recommendation with respect to whether Noteholders should deliver a Consent under the Solicitation. Each Noteholder must decide whether to deliver a Consent under the Solicitation. Noteholders are urged to evaluate carefully all information in this Exchange Offer Circular, to consult their own investment, legal, tax and other professional advisors and to make their own decisions whether to deliver a Consent under the Solicitation with respect to all or any portion of such Noteholder’s Existing Notes.

The Proposed Amendments will be effected by the execution of the Supplemental Indenture following the Expiration Date if the Requisite Consents have been obtained. The Supplemental Indenture will become effective upon execution by Taiga, certain subsidiary guarantors and the trustee under the Existing Indenture.

Proposed Amendments to the Existing Indenture

The following summarizes the Proposed Amendments to the Existing Indenture for which Consents are being sought pursuant to the Solicitation. The summary of the provisions of the Existing Indenture affected by the Proposed Amendments set forth below is qualified in its entirety by reference to the full and complete terms in the Existing Indenture, copies of which are available upon request without charge from the Company at the address set forth on the back cover page of this Exchange Offer Circular. A copy of the Existing Indenture and all amendments thereto are also available under the Company’s SEDAR profile at www.sedar.com. Capitalized terms used in the summary below but not defined in this Exchange Offer Circular have the meanings given to them in the Existing Indenture. The Proposed Amendments would eliminate substantially all of the restrictive covenants, certain events of default and related provisions contained in the Existing Indenture.

Pursuant to the terms of the Existing Indenture, the Proposed Amendments set forth below require the written consent of the Noteholders of a majority in aggregate principal amount of the outstanding Existing Notes. See Section 3 of the Circular – “Authorized and Issued Capital”.

The Proposed Amendments constitute a single proposal, and a consenting Noteholder must consent to the Proposed Amendments as an entirety and may not consent selectively with respect to certain of the Proposed Amendments. If the Proposed Amendments become operative, the Noteholders of any untendered Existing Notes will be bound thereby. The Supplemental Indenture will be effective immediately upon execution.

The valid tender of Existing Notes by a Noteholder pursuant to the Offer will be deemed to constitute the giving of a Consent to the Proposed Amendments to the Existing Indenture by such Noteholder. Noteholders may not tender their Existing Notes without delivering their Consents pursuant to the Solicitation and may not deliver their Consents without validly tendering their Existing Notes pursuant to the Offer.

Deletion of Covenants. The Proposed Amendments would delete in their entirety the sections of the Existing Indenture summarized below:

•

Section 4.02 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. This section currently restricts the ability of the Company and its Subsidiaries to incur Indebtedness and issue Disqualified Stock and Preferred Stock.

•

Section 4.03 Limitation on Restricted Payments. This section currently restricts the ability of the Company and its Subsidiaries to make specified Restricted Payments, including, but not limited to, the declaration or payment of dividends, make any distributions on account of the Company’s or any of its Subsidiaries’ Equity Interests, and the making of Investments other than Permitted Investments.

•

Section 4.04 Dividend and Other Payment Restrictions Affecting Subsidiaries. This section currently restricts the Company and its Subsidiaries from creating or allowing encumbrances or restrictions to exist on any Restricted Subsidiary’s ability to (a) pay dividends or make distributions on its Capital Stock or pay any Indebtedness owed to the Company or its Restricted Subsidiaries, or (b) make loans or advances to the Company or its Subsidiaries.

•	Section 4.05 Asset Sales. This section currently restricts the ability of the Company and its Subsidiaries to consummate Asset Sales.

•	Section 4.06 Transactions with Affiliates. This section currently restricts the ability of the Company and its Subsidiaries to engage in transactions with Affiliates of the Company.

•

Section 4.07 Liens. This section currently restricts the ability of the Company and its Subsidiaries to incur or permit to exist Liens on their properties or assets securing any Indebtedness, other than Permitted Liens, if payments under the Existing Notes are not secured on an equal or ratable basis with such Liens.

•

Section 4.08 Change of Control. This section currently requires the Company, upon a Change of Control, to offer to repurchase any and all of a holder’s Existing Notes at 101% of the principal amount of such Existing Notes repurchased, plus accrued and unpaid interest.

•	Section 5.01 Merger, Consolidation, or Sale of All of Substantially All Assets. This section currently restricts certain mergers and transfers of all or substantially all of the Company’s assets.

Modification of Events of Default. The Proposed Amendments would modify the following section:

•

Section 6.01 Events of Default. This section will be modified to delete all subsections, except those pertaining to failure to pay principal, premium or interest on the Existing Notes contained in Subsections 6.01(a) and 6.01(b).

The Proposed Amendments will also delete those definitions from the Existing Indenture that are used only in provisions that would be eliminated. Any and all references in the Existing Indenture to the deleted sections or provisions referred to above will also be deleted in their entirety. Any provision contained in the Existing Notes that relates to any provision of the Existing Indenture as amended shall likewise be amended so that any such provision contained in the Existing Notes will conform to and be consistent with any provision of the Existing Indenture as amended.

The remaining sections of the Existing Indenture will not be changed by the Proposed Amendments.

The foregoing is qualified in its entirety by reference to the Existing Indenture and the form of Supplemental Indenture, copies of which may be obtained without charge from the Company at the address set forth on the back cover page of this Exchange Offer Circular.

3.	Effect of the Proposed Amendments to the Existing Indenture

If the Offer is consummated and the Proposed Amendments become operative, certain restrictive covenants, certain events of default and related provisions contained in the Existing Indenture will be eliminated. If such Proposed Amendments become operative, Existing Notes that are not exchanged by the Company pursuant to the Offer will remain outstanding and will be subject to the terms of the Existing Indenture as amended by the Supplemental Indenture. As a result, Noteholders who have not tendered or not exchanged pursuant to the Offer will no longer be entitled to the benefits of certain restrictive covenants and certain events of default currently contained in the Existing Indenture. The elimination or modification of these restrictive covenants, certain events of default and other provisions would permit the Company to take certain actions previously prohibited or limited by certain restrictions in the Existing Indenture that could increase the credit risks with respect to the Company, adversely affect the marketability, market price and credit rating of the remaining Existing Notes or otherwise be materially adverse to the interest of Noteholders, without violating the provisions of the Existing Indenture.

The Proposed Amendments will not relieve the Company from its obligations to make scheduled payments of principal and accrued interest on any Existing Notes not exchanged pursuant to the Offer. After the Proposed Amendments become operative, the Company reserves the right to redeem or otherwise repurchase any or all of the remaining Existing Notes outstanding, at its discretion in accordance with the terms of the Existing Notes.

To the extent that Existing Notes are tendered and accepted under the Offer, the trading market for the Existing Notes would become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for such Existing Notes not tendered or not exchanged may be affected adversely to the extent that the principal amount of such Existing Notes tendered pursuant to the Offer reduces the float. The smaller float may also tend to make the trading price more volatile. The loss of the protections afforded by the restrictive covenants and events of default eliminated by the Proposed Amendments could exacerbate these effects. There can be no assurance that any trading market will exist for the Existing Notes following consummation of the Offer. The extent of the public market for the Existing Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of such Existing Notes after the Offer, the number of Noteholders of such Existing Notes remaining at such time and other factors. Following the Expiration Time, there is no assurance that the Existing Notes will continue to be listed on the TSX, as the Existing Notes may fail to meet the TSX’s minimum listing requirements or the Company may determine that the de-listing of the Existing Notes is advisable. The Company does not intend to create a market or ensure a market is sustained for any Existing Notes that remain outstanding following consummation of the Offer. As a result, Noteholders that do not tender their Existing Notes in the Offer may not be able to sell their Existing Notes at prices they consider adequate, or at all, after the closing of the Offer.

4.	Time of Acceptance and Procedure for Tendering Existing Notes

Proper Deposit of Existing Notes and Consents. A Noteholder may deposit its Existing Notes pursuant to the Offer with delivery of its Consents under the Solicitation on or prior to the Expiration Time.

A Noteholder who properly tenders Existing Notes pursuant to the Offer will be deemed to have delivered a Consent to the Proposed Amendments to the Existing Indenture. Noteholders may not tender their Existing Notes without delivering their Consents pursuant to the Solicitation and may not deliver their Consents without validly tendering their Existing Notes pursuant to the Offer.

Deposit of Existing Notes Held in Physical Form. For a Noteholder to deposit Existing Notes held in physical form pursuant to the Offer with delivery of Consents under the Solicitation, a properly completed and duly executed Consent and Letter of Transmittal with any required signature guarantees and any other documents required by the Consent and Letter of Transmittal, including, in the case of deposits of Existing Notes in certificated form, the certificate or certificates representing the Existing Notes in respect of which the Offer is being accepted, must be received by the Depositary at its address set forth in the Consent and Letter of Transmittal by the Expiration Time. Consents and Letters of Transmittal and any certificates evidencing Existing Notes deposited pursuant to the Offer should be sent only to the Depositary and should not be sent to the Company.

Existing Notes Held Through a Custodian. A Noteholder who wishes to deposit Existing Notes under the Offer with delivery of a Consent pursuant to the Solicitation and whose Existing Notes are held through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Existing Notes under the Offer and deliver a Consent pursuant to the Solicitation. Participants in the book-entry transfer facility system of the Canadian Depository for Securities Limited (“CDS”) should contact the Depositary with respect to the tender of Existing Notes pursuant to the Offer. CDS will be issuing instructions to CDS participants as to the method of tendering Existing Notes pursuant to the terms of the Offer. Noteholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a confirmation from CDS of a book-entry transfer of a Noteholder’s Existing Notes into the Depositary’s account at CDS is received by the Depositary at its office in Vancouver, British Columbia or Toronto, Ontario prior to the Expiration Time. The Depositary has established an account with CDS for the purpose of the Offer. Any CDS participant may cause CDS to make a book-entry transfer of Existing Notes into the Depositary’s account in accordance with CDS’ procedures for such transfer. Noteholders should contact the broker or other nominee through which their Existing Notes are held sufficiently in advance of the Expiration Time in order to ensure the valid tender of their Existing Notes pursuant to the Offer. Each Noteholder, who, through a CDS participant, tenders Existing Notes pursuant to the Offer through a book-entry transfer of such Existing Notes into the Depositary’s account with CDS will be deemed to have accepted and to be bound by the terms of the Offer (including the terms set forth in the Consent and Letter of Transmittal) with respect to such Existing Notes, and the delivery of Existing Notes to the Depositary by means of a book-entry transfer will constitute a valid tender pursuant to and in accordance with the terms of the Offer.

Partial Deposits/Consents. A Noteholder desiring to deposit to the Offer and deliver a Consent pursuant to the Solicitation with respect to only a portion of the principal amount of such Noteholder’s Existing Notes may do so, provided that the principal amount of Existing Notes which is deposited to the Offer is in a denomination of $1,000 or an integral multiple thereof, by depositing an Existing Note and delivering a Consent in the manner described above and indicating in the accompanying Consent and Letter of Transmittal the portion of the principal amount thereof that the Noteholder wishes to deposit to the Offer and with respect to which the Noteholder wishes to Consent. With respect to partial deposits, Taiga shall, promptly following the completion of the Offer, issue a new Existing Note to such Noteholder to evidence the remaining principal amount of the Deposited Note retained by the Noteholder.

Signature Guarantees. No signature guarantee is required on the Consent and Letter of Transmittal if: (a) the Consent and Letter of Transmittal is signed by the record Noteholder exactly as the name of the registered holder appears on the register maintained by the Depositary, and payment is to be made directly to such registered holder; or (b) Existing Notes are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member firm of a recognized stock exchange in Canada or a U.S. financial institution (including most U.S. banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) or the Stock Exchanges Medallion Program (SEMP) (each, an “Eligible Institution”). If a certificate representing Existing Notes is registered in the name of a person other than the signer of a Consent and Letter of Transmittal, or if payment is to be made, or certificates representing the portion of Existing Notes not deposited are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

Mutilated, Lost, Stolen or Destroyed Certificates. If a Noteholder desires to deposit Existing Notes under the Offer, but the certificates evidencing such Existing Notes have been mutilated, lost, stolen or destroyed, such Noteholder should contact the Depositary for further instructions.

Method of Delivery. The method of delivery of all required documents is at the option and risk of the depositing Noteholder. Delivery will only be considered to have been properly made upon actual receipt of all required documents by the Depositary, and where applicable, upon actual receipt at the particular office specified. If material, such as Existing Note certificates, is to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Time to permit delivery to the Depositary on or prior to such time. Noteholders as of the Record Date are entitled to receive from the Depositary a non-transferable receipt of deposit evidencing the Deposited Notes.

Determination of Validity. All questions as to the number of Existing Notes deposited and Consents delivered, the form of documents and the validity, eligibility (including time of receipt) of any deposit of Existing Notes and delivery of Consents will be determined by Taiga, in its sole discretion, which determination shall be final and binding on all parties. Taiga reserves the absolute right to reject any or all deposits of Existing Notes and Consents determined by it not to be in proper form or which may, in the opinion of Taiga’s counsel, be unlawful. Subject to the terms of the Existing Indenture, Taiga also reserves the absolute right to waive any defect or irregularity in any deposit of Existing Notes and Consent. No deposit of Existing Notes and Consents will be deemed to be properly made until all defects and irregularities have been cured or waived. None of Taiga, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits of Existing Notes and Consents or incur any liability for failure to give any such notice. Taiga’s interpretation of the terms and conditions of the Offer and Solicitation (including the Consent and Letter of Transmittal) will be final and binding.

Formation of Agreement. The proper deposit of Existing Notes pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Noteholder and Taiga, effective as of the Expiration Time, upon the terms of the Offer. The depositing Noteholder will be bound by a representation and warranty that such Noteholder has full power and authority to deposit, sell, assign and transfer Existing Notes deposited pursuant to the Offer and that if such Existing Notes are exchanged by the Company, the Company will acquire good title thereto free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom. The proper delivery of Consents pursuant to any one of the procedures described above will constitute a binding consent by the consenting Noteholder (including on behalf of such Noteholders’ transferees) and the consenting Noteholder will be bound by a representation that it has full power and authority to deliver such consent.

Each tendering Noteholder also agrees, pursuant to the terms of the Consent and Letter of Transmittal, that it has revoked any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the tendering Noteholder at any time with respect to all Existing Notes tendered pursuant to the Offer (other than any authority granted pursuant to or in connection with the Consent and Letter of Transmittal) and agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to such Existing Notes unless such Existing Notes are not taken up and paid for by the Company or are withdrawn in accordance with Section 5 of this Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents”.

The Company reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 4 of this Exchange Offer and Consent Solicitation.

A copy of the Consent and Letter of Transmittal is attached as Schedule “A” to this Exchange Offer Circular and may be obtained electronically under the Company’s SEDAR profile at www.sedar.com or without charge from the Company at the address set forth on the back cover of this Exchange Offer Circular.

ANY DOCUMENTS REQUIRED BY THE CONSENT AND LETTER OF TRANSMITTAL MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO TAIGA WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

5.	Withdrawal of Deposit and Revocation of Consents

Withdrawal of Deposited Notes. Notes validly deposited prior to the Expiration Time may be withdrawn by or on behalf of a depositing Noteholder at any time before the Expiration Time. If the Offer is extended as the result of a legal requirement to do so, depositing Noteholders will continue to have the right to withdraw Deposited Notes during such extension period, as described in Section 7 of this Exchange Offer and Consent Solicitation – “Extension of and Amendments to the Offer and Solicitation”.

A VALID WITHDRAWAL OF EXISTING NOTES FROM THE OFFER WILL AUTOMATICALLY REVOKE ANY CONSENT RELATED TO SUCH EXISTING NOTES. HOLDERS OF DEPOSITED NOTES MAY NOT VALIDLY REVOKE THEIR CONSENT WITHOUT WITHDRAWING RELATED EXISTING NOTES DEPOSITED IN ACCORDANCE WITH THE OFFER.

For a withdrawal of Deposited Notes to be effective, a written notice of withdrawal must be received by the Depositary prior to the Expiration Time. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Consent and Letter of Transmittal that accompanied the Existing Notes being withdrawn and must specify the name of the person who deposited the Existing Notes to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Existing Notes, and the principal amount of Existing Notes to be withdrawn. If certificates have been delivered or otherwise identified (through confirmation of book-entry transfer of such Existing Notes) to the Depositary, then, prior to the release of such certificates, the depositing Noteholder must submit the serial numbers shown on the particular certificates evidencing the Existing Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Existing Notes deposited by an Eligible Institution. A withdrawal of Existing Notes deposited pursuant to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal shall take effect only upon actual receipt by the Depositary of the properly completed and executed written notice within the applicable time specified above.

Revocation of Consents. Any Noteholder (including a transferee thereof) that validly withdraws its Existing Notes or portion of its Existing Notes that are deposited pursuant to the Offer will be deemed to have revoked its Consents given pursuant to the Solicitation relating to such validly withdrawn Deposited Notes. The Proposed Amendments will be effected by the execution of the Supplemental Indenture immediately following the Expiration Time if the Requisite Consents have been obtained. If the Proposed Amendments become effective, they will thereafter bind every Noteholder, including those who have not provided or have revoked a Consent in accordance with the terms of the Offer.

A revocation of a Consent can only be accomplished in accordance with the foregoing procedure.

All questions as to the form and validity (including time of receipt) of notices of withdrawal and revocation will be determined by Taiga, in its sole discretion, which determination shall be final and binding. None of Taiga, the Depositary or any other person shall be obligated to give any notice of any defects or irregularities in any notice of withdrawal or revocation and none of them shall incur any liability for failure to give any such notice.

Any Existing Notes properly withdrawn and related Consents properly revoked will thereafter be deemed not deposited or delivered for purposes of the Offer or the Solicitation. However, withdrawn Existing Notes may be re- deposited and Consents re-delivered prior to the Expiration Time by again following any of the procedures described in Section 4 of this Exchange Offer and Consent Solicitation – “Time of Acceptance and Procedure for Tendering Existing Notes”.

6.	Conditions

Conditions to the Consent Solicitation. The Proposed Amendments to the Existing Indenture are subject to: (a) receipt of the Requisite Consents from Noteholders of record entitled to consent to the Proposed Amendments prior to the Expiration Time; and (b) the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendments or question the legality or validity thereof.

In the event that any of the above conditions are not satisfied prior to the expiration of the Expiration Time, the Company may, subject to applicable law: (a) extend the Solicitation and retain all Consents delivered until the extended Expiration Date unless such Consents are properly revoked in accordance with the procedures set forth in Section 5 of this Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents”; (b) amend the terms of the Solicitation; or (c) withdraw or terminate the Solicitation. Any amendment of the terms of the Solicitation or withdrawal of the Solicitation will be effective upon written notice or other communication confirmed in writing by the Company to that effect to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada. Taiga, after giving notice to the Depositary of amendment to or termination of the Solicitation, shall forthwith thereafter make a public announcement of such amendment or termination in Canada and provide or cause to be provided notice of such amendment or termination to the TSX and the Canadian securities regulatory authorities, as applicable. If the Solicitation is terminated, Taiga shall not be obligated to accept any Consents delivered pursuant to the Solicitation.

Conditions to the Offer. Notwithstanding any other terms of the Offer, the Company shall not be required to accept for exchange, or to issue the New Notes and/or Common Shares, for any Existing Notes tendered pursuant to the Offer, and may terminate or cancel the Offer or may postpone the exchange of such Existing Notes if, at any time before the exchange for any such Existing Notes, any of the following events shall have occurred (or shall have been determined by the Company to have occurred) which, in the Company’s sole judgment, acting reasonably, in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for exchange:

•

in respect of the Common Shares issuable pursuant to the Share Option, the Company shall not have obtained the requisite disinterested shareholder approval pursuant to MI 61-101 and the policies of the TSX, as described more particularly below under the heading “– Disinterested Shareholder Approval”;

•

there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

(1)

challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Existing Notes by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

(2)

that otherwise, in the sole judgment of the Company, has or may have a material adverse effect on the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole, or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

•

there shall have been any action or proceeding threatened, pending or taken, or approval withheld, or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Company, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) of the preceding paragraph or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits of the Offer to the Company;

•	there shall have occurred:

(1)	any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada;

(2)	the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

(3)	the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada or the United States;

(4)

any limitation (whether or not mandatory) by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Company, acting reasonably, would reasonably be expected to affect the extension of credit by banks or other lending institutions;

(5)	any significant decrease in the market price of the Common Shares or Existing Notes since the close of business on the Commencement Date;

(6)

any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company’s business, operations or prospects or the trading in, or value of, the Common Shares or Existing Notes; or

(7)	in the case of any of the above conditions existing at the time of the Commencement Date, in the Company’s sole judgment, acting reasonably, a material acceleration or worsening of it;

•

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, in the sole judgment of the Company, acting reasonably, has, have or may have material adverse significance with respect to the Company and its subsidiaries taken as awhole;

•

any take-over bid or tender or exchange offer with respect to some or all of the securities of the Company, or any merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Company or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Company, shall have been proposed, announced or made by any individual or entity;

•

the Company shall have determined, in its sole judgment, acting reasonably, that any necessary exemption under applicable securities legislation in Canada is not available to the Company with respect to the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from or waivers of the appropriate Canadian securities regulatory authorities in respect of the Offer; or

•

any change shall have occurred or been proposed to the Income Tax Act (Canada) (the “Tax Act”), as amended, or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency (the “CRA”) that, in the sole judgment of the Company, is detrimental to the Company or a securityholder of the Company.

The foregoing conditions to the Solicitation and the Offer are for the sole benefit of the Company and may be asserted by the Company in its sole discretion regardless of the circumstances (including any action or inaction by the Company) giving rise to any such conditions, or may be waived by the Company, in its sole discretion, in whole or in part at any time. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not constitute or be deemed to constitute a waiver with respect to any other facts and circumstances; and each such right shall constitute an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 6 of this Exchange Offer and Consent Solicitation – “Conditions” shall be final and binding on all parties.

Any waiver of a condition or the withdrawal of the Offer and/or the Solicitation by the Company shall be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. The Company, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer and/or the Solicitation, shall immediately make a public announcement of such waiver or withdrawal and provide or cause to be provided, to the extent required by law, notice of such waiver or withdrawal to the TSX and the applicable Canadian securities regulatory authorities. If the Offer is withdrawn, the Company shall not be obligated to take up or exchange any Existing Notes tendered pursuant to the Offer, and the Depositary will return all such Existing Notes and any related documents to the Noteholders by whom they were tendered. If the Solicitation is withdrawn, the Company shall not be obligated to accept any Consents delivered pursuant to the Solicitation.

Disinterested Shareholder Approval. The issuance of securities in exchange for Existing Notes to UPP, the Company’s largest shareholder, Genghis S.à.r.l. (“Genghis”) and certain directors and officers of the Company (collectively the “Interested Parties”), would constitute a “related party transaction” within the meaning of MI 61-101 and the policies of the TSX. Pursuant to MI 61-101 and the policies of the TSX, Taiga is required to obtain the Disinterested Approval of a majority of its shareholders excluding the votes of the Interested Parties, to the extent they hold Common Shares, for the issuance of Common Shares pursuant to the Share Option. Taiga is seeking to obtain, concurrently with the Offer, the requisite Disinterested Approval at a special meeting of shareholders of Taiga scheduled to be held on October 26, 2017. Accordingly, the Expiration Time will occur nine business days following such meeting, unless otherwise extended by the Company, and assuming all other conditions of the Offer are satisfied or waived. UPP, who holds approximately 35.71% of the outstanding Existing Notes, has advised the Company that it intends to participate in the Offer and elect the Share Option. See Section 14 of the Circular – “Acceptance of Exchange Offer and Consent Solicitation”.

7.	Extension of and Amendments to the Offer and Solicitation

Extension of and Amendments to the Offer. If permitted by applicable law, Taiga expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving written or oral notice (to be confirmed in writing) of such extension to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada, and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of such notice in the manner set forth under Section 12 of this Exchange Offer and Consent Solicitation – “Notice” to all record Noteholders. Promptly after giving notice of an extension to the Depositary, Taiga will make a public announcement of the extension and provide or cause to be provided notice of such extension to the TSX and the Canadian securities regulatory authorities. Where a notice of extension is given to the Depositary on or about the then current Expiration Time, Taiga will publicly announce such extension by 9:00 a.m. (Vancouver time) on the day immediately following the prior Expiration Time. Any notice of extension will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada.

If the Offer is extended, the Company will provide a notice of variation or change to the record Noteholders with respect to such extension, and Existing Notes may be deposited pursuant to the Offer, as extended, for at least 10 days following such notice, unless otherwise permitted by applicable law and subject to such orders as may be granted by applicable courts or securities regulatory authorities. Validly deposited Existing Notes may be withdrawn in accordance with the procedures set forth under Section 5 of this Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents” at any time: (a) prior to the take-up of the Existing Notes by the Company during the extension period referenced above; or (b) if the Existing Notes have not been paid for by Taiga within three business days after having been taken up.

If before the Expiration Time, a change occurs in the information contained in the Exchange Offer and Consent Solicitation, as amended from time to time, that would reasonably be expected to affect a decision of a Noteholder to accept or reject the Offer (other than a change that is not within the control of Taiga or an affiliate of Taiga), Taiga will give written notice of such change to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada, and will cause the Depositary to provide as soon as practicable thereafter a copy of such notice in the manner set forth in Section 12 of this Exchange Offer and Consent Solicitation – “Notice” to all record Noteholders, if required by applicable law. As soon as practicable after giving notice of a change in information to the Depositary, Taiga will make a public announcement in Canada regarding the change in information and provide a copy of the notice thereof to the TSX. In addition, if determined necessary by Taiga, such change in the Offer will be disclosed in accordance with the filing requirements of applicable securities laws. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is mailed, delivered or otherwise communicated to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada.

Extension of and Amendments to the Solicitation. If permitted by applicable law, Taiga expressly reserves the right, in its sole discretion, at any time or from time to time, to vary the terms and conditions of the Solicitation or to extend the period of time during which the Solicitation is open by giving written or oral notice (to be confirmed in writing) of such extension or amendment to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth in Section 12 of this Exchange Offer and Consent Solicitation –

“Notice” to all record Noteholders whose Existing Notes have not been taken up under the Offer prior to such extension or amendment. Promptly after giving notice of an extension or amendment to the Depositary, Taiga will make a public announcement of the extension or amendment and provide or cause to be provided notice of such extension or amendment to the TSX and the Canadian securities regulatory authorities. Any notice of extension or amendment will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Vancouver, British Columbia, or Toronto, Ontario, Canada.

In the event of any amendment, all Consents previously delivered and not revoked under the Solicitation will remain subject to the Solicitation and such Consents may be accepted by Taiga in accordance with the terms of the Solicitation, subject to Section 5 of this Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents”.

Taiga also expressly reserves the right, in its sole discretion: (a) to terminate the Solicitation and not to accept any Consents if the conditions specified in Section 6 of this Exchange Offer and Consent Solicitation – “Conditions”, are triggered; or (b) at any time or from time to time to amend the Solicitation in any respect.

Retention of Deposited Notes and Delivered Consents. If Taiga is delayed in its exchange of Existing Notes or is unable to exchange Existing Notes pursuant to the Offer, or if Taiga extends the period of time during which the Offer and/or the Solicitation is open, then, without prejudice to Taiga’s rights under the Offer or under the Solicitation, the Depositary may, subject to applicable law, retain on behalf of Taiga all Deposited Notes and delivered Consents, and such Deposited Notes and Consents may not be withdrawn or revoked except to the extent depositing Noteholders are entitled to withdrawal of deposit and revocation of Consent as described in Section 5 of this Exchange Offer and Consent Solicitation – “Withdrawal of Deposit and Revocation of Consents”.

8.	Acceptance for Exchange of Deposited Notes

Upon the terms and subject to the conditions of the Offer, the Company will become obligated to take up Deposited Notes as soon as practicable after the Expiration Time, but in any event not later than three business days from the Expiration Time. Taiga will exchange Deposited Notes for New Notes and/or Common Shares, as applicable, and pay the accrued and unpaid interest to the Payment Date on such exchanged Deposited Notes taken up as soon as possible, but in any event not later than three business days after taking up the Deposited Notes.

Taiga will be deemed to have taken up and accepted for exchange Existing Notes validly deposited and not withdrawn pursuant to the Offer as, if and when Taiga gives oral (to be confirmed in writing) or written notice to the Depositary to that effect.

The Existing Notes taken up and exchanged by the Company will be immediately cancelled by Taiga.

9.	Procedure for Exchange of Deposited Notes

Taiga will exchange Deposited Notes for either: (a) New Notes by issuing to, or on behalf of each depositing Noteholder, the principal amount of New Notes that such Noteholder is entitled to receive for such Deposited Notes, and by providing the Depositary with sufficient certificates representing the New Notes for transmittal to depositing Noteholders; or (b) Common Shares by issuing to, or on behalf of, each depositing Noteholder such number of Common Shares that such Noteholder is entitled to receive for such Deposited Notes; or (c) a combination of New Notes and Common Shares in accordance with the above as determined by the depositing Noteholder. New Notes will only be issued in integral multiples of $1,000. Participants of CDS should contact the Depositary with respect to the deposit of their Existing Notes under the Offer. CDS will be issuing instructions to its participants as to the method of depositing such Existing Notes under the terms of the Offer. A Noteholder will not receive fractional Common Shares or New Notes with a principal amount that is not an integral multiple of $1,000 for any Deposited Notes, and for Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number. A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer.

The Depositary will act as the agent of persons who have deposited Existing Notes in acceptance of the Offer for the purpose of receiving New Notes and/or Common Shares from Taiga and transmitting such New Notes and/or Common Share certificates to such persons, and receipt thereof by the Depositary will be deemed to constitute receipt thereof by persons depositing Existing Notes pursuant to the Offer.

Settlement will be made by the Depositary issuing or causing to be issued to each Noteholder who has validly deposited and not withdrawn Existing Notes under the Offer a certificate(s) representing the New Notes and/or Common Shares to which such Noteholder is entitled by first class insured mail, postage prepaid. Unless otherwise directed by the Consent and Letter of Transmittal, the certificates for such New Notes and/or Common Shares will be issued in the name of the registered holder of the Existing Notes so deposited. Unless a Noteholder depositing Existing Notes instructs the Depositary to hold the certificate(s) for such New Notes and/or Common Shares for pick-up by checking the appropriate box on the Consent and Letter of Transmittal, certificates will be forwarded by first class insured mail to such Noteholder at the address specified in the Consent and Letter of Transmittal. If no address is therein specified, certificates will be forwarded to the address of the Noteholder as shown on the register maintained in respect of the Existing Notes. Certificates mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. The Depositary may contact Noteholders by mail, telephone or facsimile and may request brokers or other nominees to forward materials relating to the Offer to beneficial owners of Existing Notes. For Existing Notes held in CDS, settlement will be made by the Depositary causing CDS to credit such securities to the appropriate account of each tendering Noteholder at the book-entry transfer facility.

The Company understands that tendering Noteholders will not be obligated to pay brokerage fees or commissions if they accept the Offer by tendering their Existing Notes directly with the Depositary. However, Noteholders are urged to consult their broker or other nominee to determine whether transaction costs apply.

10.	Mail Service Interruption

Notwithstanding the provisions of the Offer and this Exchange Offer Circular, certificates for New Notes and/or Common Shares, cheques in payment of accrued and unpaid interest owing on Deposited Notes taken up and exchanged by Taiga pursuant to the Offer and certificates for any Existing Notes to be returned will not be mailed if the Company determines that delivery thereof by mail may be delayed. Persons entitled to certificates and/or cheques which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the Deposited Notes were delivered until such time as Taiga has determined that delivery by mail will no longer be delayed. Taiga shall provide notice of any such determination not to mail under this section as soon as reasonably practicable after the making of such determination. The deposit of certificates and cheques with the Depositary in such circumstances shall constitute delivery to the persons entitled thereto.

11.	Liens

Deposited Notes acquired pursuant to the Offer shall be acquired by Taiga free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever (collectively, “Encumbrances”), together with all rights and benefits arising therefrom (including, without limitation, any interest accruing or declared on such Deposited Notes that is payable to Noteholders on a date that is on or after the time that the Company takes up and pays the Noteholder the securities issued in exchange for such Deposited Notes). The tendering Noteholder will be bound by a representation and warranty that such Noteholder has full power and authority to tender, deposit, sell, assign and transfer the Deposited Notes and that if the Deposited Notes are accepted for exchange by Taiga, Taiga will acquire good title thereto, free and clear of all Encumbrances, together with all rights and benefits arising therefrom (including, without limitation, any interest accruing or declared on the Deposited Notes that is payable to Noteholders on a date that is on or after the time that the Company actually takes up and pays the Noteholders the securities issued in exchange for such Deposited Notes).

12.	Notice

Except as otherwise provided in this Exchange Offer and Consent Solicitation, any notice to be given by Taiga or the Depositary to Noteholders under the Offer and/or the Solicitation will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to record Noteholders at their respective addresses as shown on the registers maintained in respect of the Existing Notes by the Trustee and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite: (a) any accidental omission to give notice to any one or more Noteholders; and (b) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, Taiga will use reasonable efforts to disseminate the notice by other means, such as publication. In the event that post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice to Noteholders which Taiga or the Depositary may give or cause to be given under the Offer and/or the Solicitation will be deemed to have been properly given and to have been received by Noteholders if: (a) it is given to the TSX for dissemination through its respective facilities; (b) it is issued by way of a news release; or (c) if it is published in the Globe and Mail newspaper.

13.	Other Terms

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Company other than as contained in the Exchange Offer Circular, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Company.

Noteholders should carefully consider the income tax consequences of tendering Existing Notes to the Offer. See Section 20 of the Circular — “Certain Canadian Federal Income Tax Consequences”.

The Offer, Solicitation and all contracts resulting from the acceptance thereof, shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

The Company, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer and the Solicitation, the validity of any tender of Existing Notes pursuant to the Offer, the validity of any deposit of Consents pursuant to the Solicitation and the validity of any withdrawals of Existing Notes and Consents. The Offer is not being made to, and tenders of Existing Notes will not be accepted from or on behalf of, Noteholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. The Company may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Noteholders in any such jurisdiction.

The accompanying Circular, together with this Exchange Offer and Consent Solicitation and the Consent and Letter of Transmittal, constitutes this Exchange Offer Circular required under Canadian securities legislation with respect to the Offer.

The accompanying Circular and the Consent and Letter of Transmittal

contain additional information relating to the Offer.

TAIGA BUILDING PRODUCTS LTD.

Per: /s/ Trent Balog
Trent Balog
Chief Executive Officer

DATED this 29th day of September, 2017.

CIRCULAR

This Circular is being provided in connection with Taiga’s invitation to Noteholders of its Existing Notes issued under the Existing Indenture to exchange all or a portion of the principal amount of their Existing Notes that are properly tendered and not withdrawn by the Noteholders prior to the Expiration Time for:

•	New Notes pursuant to the Note Option;

•	Common Shares pursuant to the Share Option; or

•	any combination of New Notes and Common Shares pursuant to the Note Option and the Share Option, as determined by the Noteholder.

The New Indenture will provide that New Notes will only be issued in integral multiples of $1,000. See Section 4 of this Circular – “Description of New Notes”. The Share Exchange Price represents an issue price of $1.20 per Common Share. A Noteholder will not receive fractional Common Shares or New Notes with a principal amount that is not an integral multiple of $1,000 for any Deposited Notes, and for Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number. A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer.

The Offer and all tenders of Existing Notes are subject to the terms and conditions set forth in this Exchange Offer Circular. Taiga is also soliciting Consents to amend the Existing Indenture upon the terms of and subject to the conditions set forth in the accompanying Exchange Offer and Consent Solicitation and the related Consent and Letter of Transmittal.

The terms and conditions of the Exchange Offer and Consent Solicitation are incorporated into and form part of this Circular. Reference is made to sections of the Exchange Offer and Consent Solicitation for details of its applicable terms and conditions.

1.	The Company

Name, Address and Incorporation

Taiga is a company formed under the Business Corporations Act (British Columbia). The principal and head office of the Company is located at Suite 800, 4710 Kingsway, Burnaby, British Columbia, V5H 4M2. The registered and records office is located at 1000 Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, V6C 3L2.

On May 17, 2006, the Company purchased and cancelled $42,500,000 aggregate principal amount of its outstanding Existing Notes for a purchase price of 105% of the principal amount outstanding per Existing Note plus accrued and unpaid interest to the date of acceptance, leaving a principal value of approximately $128,834,218 of Existing Notes outstanding.

In connection with the repurchase of outstanding Existing Notes, the Company also solicited consents to amend certain provisions of the Existing Indenture. The Company received the requisite consents and paid to each holder of Existing Notes who so validly consented a fee of $3.00 per $1,000 principal amount of outstanding Existing Notes. As a result, Taiga’s original stapled units (“Stapled Units”), each comprised of one Common Share and one Existing Note, were separated and the Existing Notes and the Common Shares began trading separately on the TSX on May 4, 2006 under the symbols “TBL.NT” and “TBL”, respectively.

Intercorporate Relationships

The following diagram illustrates the current organizational structure of the Company and its respective principal operating subsidiaries:

History of Taiga

Taiga was created in 1973 as a British Columbia based building products distributor. For over 40 years, Taiga has established and expanded its business and network centres in Canada. Certain significant steps in the growth of Taiga’s business include:

•

In 1987, Taiga established a wood preservation plant at its distribution centre then located in New Westminster, British Columbia to take advantage of increasing demand for treated wood. In 1997, this plant was replaced with a more modern facility based in Langley, British Columbia. In May 1999, Taiga completed the construction of a wood preservation plant in Edmonton, Alberta. In 2005, Taiga purchased a wood preservation plant in Monetville, Ontario. Taiga’s treated wood products are sold through its distribution network under the brand name “Taiga Select”.

•	In 1993, Taiga became a public company. In 1994, Berjaya Group Berhad of Malaysia (“Berjaya”) acquired approximately 60% of Taiga’s outstanding shares by a take-over bid made to existing shareholders.

•

In 1999, Taiga established a lumber trading division in Eastern Canada with administration and sales offices in Concord, Ontario and Laval, Quebec that distributes lumber and related building products within Canada and the United States from reload centres owned by third parties that are located principally in Windsor and Fort Erie, Ontario.

•	In 2002, Taiga purchased a distribution centre in Rocklin, California thereby increasing its sales in the United States. This distribution centre services Northern California and Western Nevada.

•

In late 2003, an approximate 19.6% interest in Taiga was acquired by Genghis (formerly 3Cs Investments Limited), primarily through the purchase of approximately one third of the interest of Berjaya, and Dr. Kooi Ong Tong, a representative of Genghis, was appointed as a director and chairman of the Company.

In early 2017, Genghis and Berjaya sold their Common Shares to a subsidiary of UPP, a public company listed on the Singapore Exchange. Dr. Tong is the Executive Chairman, Chief Executive Officer and a significant shareholder of UPP, and continues to hold the position of Chairman and a director of the Company. Ian Tong is an Executive Director and

Vice President, Investments, of UPP, and a director of the Company. As a result of the sale, UPP acquired 18,908,208 Common Shares, representing approximately 58.33% of the outstanding Common Shares, and Existing Notes in the aggregate principal amount of $46,008,797, representing approximately 35.71% of the Existing Notes.

2.	Purpose and Effect of the Offer; Background to the Offer

The Company has historically taken various steps to de-leverage its balance sheet and enhance the liquidity of its Common Shares, including the following:

•	On May 4, 2006, the Company’s Stapled Units were separated into Common Shares and Existing Notes, and the Common Shares and Existing Notes began to trade separately on the TSX.

•	On May 17, 2006, the Company purchased and cancelled $42.5 million aggregate principal amount of its outstanding Existing Notes for a purchase price of 105% of the principal amount.

•

On February 12, 2009, the Company commenced a rights offering by way of short form prospectus, pursuant to which shareholders of the Company were entitled to receive one right for each Common Share held, with each right entitling holders to purchase 2.218 Common Shares at a price of $0.14 per Common Share for targeted gross proceeds of up to $10 million. As a result of the rights offering, 208,598 Common Shares were issued and proceeds of the offering were offset by the related offering costs.

In considering whether the Offer would be in the best interests of the Company, the Board and the Special Committee gave careful consideration to a number of factors, including the following:

•	the Existing Notes are redeemable at the option of the Company at any time on or after September 1, 2017 at a redemption price of 100% of the principal amount of the Existing Notes;

•	although the Existing Notes are listed on the TSX, there does not appear to be an active market for the Existing Notes based on the low volume of trades;

•

the elimination of all or a portion of the Existing Notes which bear an interest rate of 14% per annum from the Company’s balance sheet will provide the Company with a more efficient financing mix, lower its overall weighted-average cost of capital and provide a stable long term capital structure;

•	the exchange of the Existing Notes pursuant to the Offer is optional, the option is available to all holders of Existing Notes and all such holders are free to accept or reject the Offer;

•	the offering of Common Shares and/or New Notes provides the holder of the Existing Notes with the option of participating as an equity and/or debt investor with the Company; and

•	the Offer is not conditional on any minimum principal amount of Existing Notes being tendered.

The Offer is being made for the following reasons:

•	the Offer will allow the Company to reduce its financial leverage, providing the Company with greater financial flexibility to pursue future growth opportunities;

•

the Company believes that completion of the Offer will lower its cost of capital by replacing 14% interest payments on the Existing Notes with 7% interest payments on the New Notes or with potential dividends on the Common Shares;

•

the de-leveraging of the Company’s balance sheet will facilitate the Company’s transition from its current capital structure to a more normalized capital structure, which the Company believes will: (i) provide improved access to capital; (ii) improve its financial flexibility to pursue strategic initiatives; and (iii) enhance the market’s understanding of the Company by facilitating relative comparisons to its publicly-traded industry peers;

•	the Company believes that the Offer will provide enhanced liquidity in the Common Shares through the increase of the public float of Common Shares;

•	the Offer will provide liquidity to holders of Existing Notes; and

•	the offer to purchase Existing Notes conducted in 2006 was favourably received and the maximum aggregate principal amount of $42.5 million of Existing Notes was purchased and cancelled by the Company.

Depending on the participation of Noteholders, the Company believes that the Offer provides the Company with an opportunity to derive significant interest expense savings. The table below presents several scenarios based on participation of Noteholders in the Offer and the corresponding annual interest expense savings:

		As at June 30, 2017
	As at	(pro forma)
	June 30, 2017	Scenario A(1)	Scenario B(2)	Scenario C(3)
Existing Notes	$128,834,218	$83,742,242	$32,208,555	$ Nil
New Notes	$ Nil	$ Nil	$48,312,832	$64,417,109
Common Shares	32,414,278	69,990,925	72,674,971	86,095,202

		Scenario A(1)	Scenario B(2)	Scenario C(3)
Annual Interest Expense(4)	$18,036,791	$11,723,914	$7,891,096	$4,509,198

Notes:

(1)

Scenario A assumes that Noteholders holding Existing Notes in an aggregate principal amount of $45,091,976 (35% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 100% are tendered for the Share Option and of which none are tendered for the Note Option. This will result in annual interest expense savings of approximately $6,312,877.

(2)

Scenario B assumes that Noteholders holding Existing Notes in an aggregate principal amount of $96,625,664 (75% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 50% are tendered for the Share Option and of which 50% are tendered for the Note Option. This will result in annual interest expense savings of approximately $10,145,695.

(3)

Scenario C assumes that Noteholders holding Existing Notes in an aggregate principal amount of $128,834,218 (100% of the outstanding Existing Notes) tender their Existing Notes to the Offer, of which 50% are tendered for the Share Option and of which 50% are tendered for the Note Option. This will result in annual interest expense savings of approximately $13,527,593.

(4)	Represents interest expense for the month ended June 30, 2017 on an annualized basis.

The Board has approved the Offer but the Board has not made any recommendation with respect to whether Noteholders should tender Existing Notes under the Offer. Each Noteholder must decide whether to tender Existing Notes under the Offer.

Noteholders are urged to evaluate carefully all information in this Exchange Offer Circular including the risks set out in Section 21 of this Circular – “Risk Factors” and to consult their own investment, legal, tax and other professional advisors and to make their own decisions whether to deposit their Existing Notes to the Offer, and if so, what principal amount of Existing Notes to deposit. Noteholders should be aware that the tender of Existing Notes may have tax consequences in Canada, and Noteholders should carefully consider the tax consequences of accepting the Offer. See Section 20 of this Circular – “Certain Canadian Federal Income Tax Consequences”.

As of the date hereof and the Record Date, Existing Notes having an aggregate principal amount of $128,834,218 were outstanding. UPP, an investment holding company incorporated in Singapore and listed on the Main Board of the Singapore Exchange, currently holds, directly or indirectly, 18,908,208 Common Shares, representing approximately 58.33% of the issued and outstanding Common Shares, and Existing Notes in the aggregate principal amount of $46,008,797, representing approximately 35.71% of the outstanding Existing Notes. Taiga’s current chairman and a director, Dr. Kooi Ong Tong, is UPP’s Executive Chairman, Chief Executive Officer and a significant shareholder. Genghis currently holds, directly or indirectly, Existing Notes in the aggregate principal amount of $22,653,543, representing approximately 17.58% of the outstanding Existing Notes. Dr. Tong is a representative of Genghis. UPP and Genghis combined own Existing Notes in the aggregate principal amount of $68,662,340, representing approximately 53.29% of the outstanding Existing Notes. UPP has advised the Company that it intends to participate in the Offer and elect the Share Option. See Section 14 of this Circular – “Acceptance of Exchange Offer and Consent Solicitation”.

By completing the Note Offer, the Company believes that Noteholders will benefit from the following:

Extended Term: While the maturity date for the Notes is September 1, 2020, the maturity date for the New Notes will be five years from the Issuance Date, in 2022.

Benefit of Restrictive Covenants: The New Notes will have the benefit of various restrictive covenants of the Company, including restrictions on additional indebtedness and the making of certain investments and payments.

Not Redeemable Until 2020: Holders of New Notes will have the opportunity to achieve an attractive cash yield for an extended period on a protected basis. The New Notes are not redeemable for the first two and a half years, and thereafter at a premium until twelve months prior to maturity, at which time they will be redeemable at par.

By completing the Share Offer, the Company believes that Noteholders will benefit from the following:

Noteholders’ Interests More Closely Aligned with Equityholders’ Interests: The Offer provides Noteholders with increased exposure to the long-term prospects of the Company through increased equity participation.

Share Price Appreciation: Noteholders will have the opportunity to benefit from any price appreciation on the Common Shares.

Favourable Tax Treatment: Noteholders may derive more favourable tax treatment in respect of the receipt of potential dividends paid on the Common Shares as compared to interest income on the Existing Notes or the New Notes. However, the Company has not declared dividends since April 2013 and no assurances can be made that Taiga will pay dividends at the levels contemplated in the Company’s dividend policy or at all. See Section 7 of this Circular – “Dividend Policy”.

3.	Authorized and Issued Capital

The authorized capital of the Company consists of an unlimited number of Common Shares, unlimited number of class A common shares, unlimited number of class A preferred shares and unlimited number of class B preferred shares. As at the date hereof, 32,414,278 Common Shares, no class A common shares and no class A or class B preferred shares were issued and outstanding.

Holders of Common Shares are entitled to one vote per Common Share and to receive notice of, and attend any meeting of the Company (other than meetings of a class or series of shares of the Company). The holders of Common Shares are entitled to receive dividends if, as and when declared by the Board on Common Shares as a class. The holders of Common Shares will be entitled to share rateably in any distribution of the assets of the Company or in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company for the purpose of winding up its affairs.

The Existing Notes are unsecured subordinated indebtedness of the Company and are subordinate in right of payment, as set forth in the Existing Indenture, to all existing and future senior indebtedness of the Company as defined in the Existing Indenture. On May 4, 2006, the Existing Notes and Common Shares began trading separately as a result of Taiga’s purchase of $42,500,000 aggregate principal amount of the Existing Notes and related consent solicitation to amend the Existing Indenture. As at the date hereof, an aggregate principal amount of approximately $128,834,218 of the Existing Notes remain outstanding.

Particulars of the Existing Notes are described in the Existing Indenture. Copies of the Existing Indenture, including all amendments and supplements thereto, are filed under the Company’s SEDAR profile at www.sedar.com.

UPP has advised the Company that it intends to tender all of its Existing Notes to the Offer and elect the Share Option. See Section 14 of this Circular – “Acceptance of Exchange Offer and Consent Solicitation”. Accordingly, if all other Noteholders exchange their Existing Notes for Common Shares, up to 107,361,848 Common Shares would be issuable pursuant to the Offer. If all other Noteholders exchange their Existing Notes for New Notes, up to 38,340,664 Common Shares and $82,825,421 aggregate principal amount of New Notes would be issuable pursuant to the Offer.

4.	Description of New Notes

The following summary of the material attributes and characteristics of the New Notes does not purport to be complete and is qualified in its entirety by reference to the New Indenture, which shall be entered into before the first date upon which Existing Notes are taken up and exchanged. For the full text of these attributes and characteristics, the New Indenture will be available for inspection (in draft form before the New Notes are issued and in an executed form thereafter) upon request without charge at the principal offices of the Company at Suite 800, 4710 Kingsway, Burnaby, British Columbia V5H 4M2, telephone (604) 438-1471. A copy of the New Indenture, once executed, will be available on the Company’s website at www.taigabuilding.com and on SEDAR at www.sedar.com.

General. Taiga can issue up to an unlimited aggregate principal amount of New Notes under the New Indenture. The New Notes will bear interest at the rate of 7.0% per annum payable semi-annually beginning on the six month anniversary of the Issuance Date and every six months thereafter until maturity and will mature five years from the Issuance Date. If any interest payment date is not a business day, payment will be made on the next succeeding business day without accrual or additional interest as a result of the delay in payment. The principal amount and interest on the New Notes will be paid in lawful money of Canada. The New Notes will be issued in certificated form or through CDS as custodian for participants in CDS’ book-entry only registration system in substantially the form set out in Schedule “A” of the New Indenture and only as fully registered notes in denominations of $1,000 and integral multiples thereof. The register for the New Notes will be kept at the principal office of the trustee for the New Notes (the “Note Trustee”) in Vancouver, British Columbia.

The New Indenture will provide for the initial issuance of up to $128,834,218 principal amount of New Notes in satisfaction of the Note Option. The New Notes will be unsecured. The New Notes will be effectively subordinated to any present or future Senior Indebtedness.

Cancellation. All New Notes for which the Note Trustee has received payment in accordance with the terms and conditions of the New Indenture will be cancelled and destroyed forthwith.

Redemption. The New Notes will be redeemable by the Company in whole or in part, at any time and from time to time, on or after the 30 month anniversary of the Issuance Date, for cash, at a redemption price (expressed as a percentage of the principal amount) set forth below, plus accrued and unpaid interest on the New Notes to the redemption date, if redeemed during the period beginning on the applicable anniversary of the Issuance Date as follows:

Date	Percentage
On and after 30 months and before 42 months after the Issuance Date	103.5%
On and after 42 months and before 48 months after the Issuance Date	101.75%
On and after 48 months after the Issuance Date	100%

Subordination. The payment of the principal of and interest on the New Notes will be effectively subordinated in right of payment, as will be set forth in the New Indenture, to the prior payment in full of all the principal, interest and all other amounts and obligations owing by Taiga pursuant to any present and future Senior Indebtedness.

Modification. The rights of the holders of the New Notes may be modified. For that purpose, among others, the New Indenture will contain certain provisions which will require consent of the holders of the Senior Indebtedness of Taiga to make any changes to either the New Indenture or the New Notes if such changes were to prejudice the rights of the holders of the Senior Indebtedness.

Asset Sales. If the Company sells, transfers, leases, conveys or otherwise disposes of all or substantially all of its properties and assets on a consolidated basis to any person (other than a direct or indirect subsidiary of the Company) (a “Sale Transaction”) and the Company does not (i) utilize the net proceeds to repay the secured indebtedness of the

Company and/or its affiliates; or (ii) reinvest at least 50% of the net proceeds thereof in the business of the Company and/or its affiliates within 365 days of the closing date of such Sale Transaction, then the Company shall offer to purchase all or any part of the New Notes then outstanding at a purchase price in cash equal to 100% of the aggregate principal amount of the New Notes repurchased on the terms and conditions set forth in the New Indenture.

Covenants.

Limitation on Incurrence of Indebtedness

(a)

The Company and its subsidiaries will not, directly or indirectly, incur any indebtedness, unless the ratio of Total Funded Debt to consolidated EBITDA of the Company and its subsidiaries, on a consolidated basis, for the most recently ended four fiscal quarters of the Company would have been less than 5.0 to 1.0 determined on a pro forma basis, as if the additional indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four quarter period. Total Funded Debt is defined as the actual outstanding amount of indebtedness of the Company (based on average usage over the preceding 12 months in the case of revolving credit facilities), letters of credit and guarantees of same, but excluding indebtedness incurred in the ordinary course of business to finance inventory and accounts receivable under revolving or similar credit facilities from banks or other financial institutions or institutional lenders. EBITDA is defined as net income determined in accordance with IFRS before interest, taxes in respect of net income, depreciation and amortization included in such net income, for such period.

(b)	The foregoing limitations will not apply to:

(i)

indebtedness pursuant to the Senior Indebtedness and the Existing Indenture provided that the aggregate amount of indebtedness incurred by the Company and its subsidiaries pursuant thereto does not exceed the greater of: (x) the aggregate amount available under the Senior Indebtedness and the Existing Indenture, in accordance with the terms thereof as such terms exist on the date hereof; (y) the amount of indebtedness permitted under (a), above; and (z) the sum of 90% of the face amount of accounts receivable plus 75% of all inventory owned by the Company and its subsidiaries on a consolidated basis, in each case (the “Borrowing Base”);

(ii)	the incurrence by the Company and its subsidiaries of indebtedness represented by the New Notes issued on the Issuance Date;

(iii)	indebtedness existing on the Issuance Date;

(iv)

indebtedness arising from agreements of the Company or any of its subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the acquisition or disposition of any business, assets or a subsidiary of the Company or any of its subsidiaries, other than guarantees of indebtedness incurred by any person acquiring all or any portion of such business, assets of subsidiary for the purpose of financing such acquisition;

(v)	indebtedness of the Company to any of its subsidiaries, provided that any such indebtedness is subordinated in right of payment to the New Notes;

(vi)	indebtedness of a subsidiary of the Company to the Company or another subsidiary of the Company;

(vii)

hedging obligations that are incurred in the ordinary course of business, including, those incurred in respect of distributions (A) for the purpose of fixing or hedging interest rate risk with respect to any indebtedness that is permitted by the terms of the New Indenture to be outstanding, (B) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges, or (C) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(viii)	any guarantee by the Company or any of its subsidiaries of indebtedness or other obligations of the Company or its subsidiaries that is permitted under the terms of the New Indenture;

(ix)

the incurrence by the Company or any of its subsidiaries of indebtedness that serves to refund or refinance any indebtedness incurred as permitted under (a) above and clauses (i), (ii), (iii) and (iv), above, or any indebtedness issued to so refund or refinance such indebtedness prior to its respective maturity, subject to certain restrictions;

(x)

indebtedness of persons that are acquired by the Company or any of its subsidiaries or merged into a subsidiary of the Company, provided, however, that such indebtedness is not incurred in contemplation of such acquisition or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger , and provided further, however, that after giving effect to such acquisition or merger and the incurrence of such indebtedness on a pro forma basis either (A) the Company would be permitted to incur at least $1.00 of additional indebtedness pursuant to the Total Funded Debt to consolidated EBITDA test set forth in (a) above, or (B) the Debt Service Coverage Ratio for the preceding 12 month period on a pro forma basis, after giving effect to such acquisition or merger and the incurrence of such indebtedness, would be greater than the actual Debt Service Coverage Ratio for such period without giving effect to such acquisition or merger. Debt Service Coverage Ratio refers to the ratio of (x) EBITDA for such period, to (y) the sum of interest expense paid or payable in cash during such period and interest deferred during such period, determined on a consolidated basis;

(xi)

the incurrence by the Company or any of its subsidiaries of indebtedness represented by capitalized lease obligations, mortgage financings or purchase money obligations, or other indebtedness in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property (real or personal), plant, vehicles or equipment used in the business of the Company or its subsidiaries, in an aggregate principal amount not to exceed at any time outstanding $75 million;

(xii)

the incurrence by the Company or any of its subsidiaries of indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, provided, however, that, in each case, upon the drawing of such letters of credit or the incurrence of such indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(xiii)

the incurrence by the Company or any of its subsidiaries of obligations in respect of performance and surety bond and completion guarantees provided by the Company or its subsidiaries in the ordinary course of business;

(xiv)	the incurrence by the Company or any of its subsidiaries of additional indebtedness in an aggregate amount not to exceed $25 million;

(xv)

indebtedness arising from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of incurrence; and

(xvi)	indebtedness that by its terms will not be outstanding for more than three business days after incurrence.

In the event that an item of indebtedness meets the criteria of more than one of the categories of permitted indebtedness described above or is entitled to be incurred pursuant to (a) above, the Company may classify or reclassify such item of indebtedness in any manner, in its sole discretion, that complies with this covenant and such item of indebtedness will be treated as having been incurred pursuant to only one of such clauses. Accrual of interest, the accretion of accreted value or amortization of original issue discount and the payment of interest on indebtedness in the form of additional indebtedness with the same terms will not be deemed to be an incurrence of indebtedness for the purposes of this covenant.

Limitations on Restricted Payments

(a)	The Company and its subsidiaries will not, directly or indirectly:

(i)

declare or pay any dividend or make any distribution on account of the Company’s, or any of its subsidiaries’ equity interests, including any payment made in connection with any merger or consolidation involving the Company other than: (A) dividends or distributions by the Company payable solely in equity interests of the Company; or (B) dividends or distributions by a subsidiary of the Company, provided that, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a subsidiary of the Company other than a wholly-owned subsidiary, the Company or its subsidiary receives at least its pro rata share of such dividend or distribution in accordance with the terms of such equity interests;

(ii)	purchase or otherwise acquire or retire for value any equity interests of the Company other than equity interests of the Company held by a wholly-owned subsidiary of the Company; or

(iii)	make a Restricted Investment;

(all such payments and other actions set forth in clauses (i), (ii) and (iii) above being collectively referred to as “Restricted Payments”).

A “Restricted Investment” means any investment other than:

(i)	an investment in the Company or any subsidiary of the Company;

(ii)	an investment in Cash Equivalents (as defined in the New Indenture) or Investment Grade Securities (as defined in the New Indenture);

(iii)

an investment by the Company or any subsidiary of the Company in a person that is primarily engaged in a Permitted Business (as defined in the New Indenture) to the Company if as a result of such investment: (a) such person becomes a subsidiary of the Company; or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a subsidiary of the Company;

(iv)

an investment in securities or other assets not constituting Cash Equivalents and received in connection with a Sale Transaction or any other disposition of assets not constituting an Sale Transaction;

(v)	an investment existing on the Issuance Date;

(vi)

an investment acquired by the Company or any of its subsidiaries (a) in exchange for any other investment or accounts receivable held by the Company or any such subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its subsidiaries with respect to any secured investment or other transfer of title with respect to any secured investment in default;

(vii)	hedging obligations;

(viii)

additional investments having an aggregate fair market value, taken together with all other investments made pursuant to this clause that are at that time outstanding, not to exceed the greater of 7.5% of total assets of the Company, on a consolidated basis, or $7.0 million at the time of such investment;

(ix)

loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business, and account credits and payments to participants under the Company’s or its subsidiaries’ long-term incentive plan or any successor or similar compensation plan;

(x)	investments, the payment for which consists of equity interests of the Company;

(xi)	any transaction to the extent it constitutes an investment that is permitted by and made in accordance with the New Indenture;

(xii)	investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(xiii)	guarantees incurred in accordance with the Existing Indenture and the Senior Indebtedness;

(xiv)	an investment by subsidiaries of the Company in other subsidiaries of the Company;

(xv)

an investment held by a person prior to that person becoming a subsidiary of the Company (provided that such investments were not acquired in connection with, or in contemplation of, such person becoming a subsidiary of the Company);

(xvi)

investments consisting of purchases and acquisitions of inventory, supplies, materials, plant and equipment or purchases of contract rights or licences or leases of intellectual property, in each case in the ordinary course of business;

(xvii)

loans and advances to current or former employees of the Company and/or any entity in which any current or former management personnel of the Company has a beneficial or equity interest pursuant to any management equity plan or stock option plan or any other management or employee benefit or incentive plan or agreement or any other agreement pursuant to which stock is held for the benefit of such persons not to exceed $5 million in aggregate principal amount at any time outstanding, the proceeds of which will be used to purchase or redeem, directly or indirectly, Common Shares; and

(xviii)

investments made with the net cash proceeds received by the Company after the Issuance Date from (a) contributions to its common equity capital and (b) the sale (other than to a subsidiary of the Company or to any Company or subsidiary of the Company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Common Shares.

A Restricted Payment may be made if, at the time of such Restricted Payment:

(A)	no event of default under the New Indenture will have occurred and be continuing or would occur as a consequence thereof;

(B)

immediately after giving effect to such transaction on a pro forma basis, the Company could incur $1.00 of additional indebtedness pursuant to (a) under the heading: “— Limitation on Incurrence of Indebtedness”; and

(C)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its subsidiaries after the Issuance Date (including Restricted Payments permitted by clauses (i), (iii) and (iv) of (b) below, but not including all other permitted Restricted Payments described in (b) below, is less than the sum of, without duplication:

i.

100% of the excess cash of the Company on a consolidated basis for the period (taken as one accounting period) (defined as EBITDA minus the sum of (i) cash interest expense, (ii) income taxes paid or payable with respect to taxable income, and (iii) unfinanced capital investments and repayments of principal on indebtedness, in each case, for such period) from the first date of the fiscal quarter in which the Issuance Date occurs to the end of the Company’s most recently-ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

ii.

100% of the aggregate net proceeds, including cash and the fair market value (as determined below) of property other than cash, received by the Company after the Issuance Date from the issue or sale of equity interests of the Company excluding Refunding Capital Stock (as defined herein), and Excluded Contributions (defined as net cash proceeds received by the Company after the Issuance Date from (i) contributions to its common equity capital and (ii) the sale (other than to a subsidiary of the Company or to any Company or subsidiary of the Company management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Common Shares of the Company), including equity interests issued upon conversion of indebtedness or upon exercise of warrants or options (other than an issuance or sale to a subsidiary of the Company), plus

iii.

100% of the aggregate amount of contributions to the capital of the Company received in cash and the fair market value (as determined below) of property other than cash received by the Company as a contribution to capital since the Issuance Date excluding Refunding Capital Stock (as defined herein) and Excluded Contributions, plus

iv.

100% of the aggregate amount received in cash and the fair market value (as determined below) of property other than cash received since the Issuance Date from (X) the sale or other disposition (other than to the Company or a subsidiary of the Company) of Restricted Investments made by the Company and any of its subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its subsidiaries by any Person (other than the Company or any such subsidiary) and from repayments of loans or advances which constituted Restricted Investments, and/or (Y) the sale (other than to the Company or a subsidiary of the Company) of the common shares of a subsidiary of the Company.

The fair market value of property other than cash covered by the applicable clauses above will be determined in good faith by the Company and (X) in the case of property with a fair market value in excess of $2.5 million, shall be set forth in an officers’ certificate of the Company or (Y) in the case of property with a fair market value in excess of $10 million, shall be set forth in a resolution approved by at least a majority of the Board.

(b)	The provisions set forth in (a), above shall not prohibit:

(i)	the payment of any dividend or distribution within 60 days after the date of declaration thereof;

(ii)

(A) the repurchase, retirement or other acquisition of any equity interests (“Retired Capital Stock”) or subordinated indebtedness of the Company, including the Existing Notes, in exchange for, or out of the proceeds of the substantially concurrent sale of, equity interests of the Company or any of its subsidiaries or contributions to the equity capital of the Company or any of its subsidiaries (other than any equity interests sold to a subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”) and (B) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a subsidiary of the Company or to an employee stock ownership plan or any trust established by the Company or any of its subsidiaries) of Refunding Capital Stock;

(iii)

other Restricted Payments in an aggregate amount not to exceed $25 million, provided that any amounts paid pursuant to this clause that subsequently would have become eligible to be paid out pursuant to clause

(iv)	below, may be excluded from this calculation at that time;

(iv)	repurchases of equity interests deemed to occur upon exercise of stock options if such equity interests represent a portion of the exercise price of such options;

(v)	the purchase or acquisition of any equity interest of the Company by a wholly-owned subsidiary of the Company; and

(vi)	repurchases of equity interests of any officer, director or employee of the Company and/or subsidiaries in the aggregate amount not to exceed $2 million,

provided, however, that at the time of and after giving effect to any Restricted Payment permitted by clauses (i), (iii), and (iv), no event of default pursuant to the New Indenture shall have occurred and be continuing or would occur as a consequence thereof.

Events of Default. The New Indenture will provide that any of the following shall constitute an event of default: (i) default in payment of any principal when due on the New Notes; (ii) default in payment of any interest due on the New Notes and continuation of such default for a period of 15 days; (iii) certain events of winding-up, liquidation, bankruptcy, insolvency or receivership subject to cure periods in certain circumstances; and (iv) default in performance of any covenant or obligation due under the New Notes, which remains un-remedied for a period of 30 days.

Listing. The New Notes will not be listed and posted for trading on any exchange. However, the re-sale of the New Notes issued to Canadian subscribers will not be restricted. Any New Notes issued to United States holders will be subject to re-sale restrictions in accordance with applicable securities laws in the United States.

5.	Current Plans or Proposals

Except as disclosed in this Circular, neither the Company nor its directors or executive officers have current plans or proposals which would result in a material change in the affairs of the Company.

Canadian securities laws prohibit the Company and its affiliates from acquiring any Existing Notes, other than pursuant to the Offer, until at least 20 business days after the Expiration Time or the date of termination of the Offer. Subject to applicable laws, the Company may in the future purchase additional Existing Notes on the open market, through issuer bids or may otherwise redeem Existing Notes at 100% of the principal amount. Any such purchases may be on the same terms or on terms that are more or less favourable to securityholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Existing Notes, the Company’s business and financial position, the results of the Offer and general economic and market conditions.

6.	Trading Price and Volume of Securities

The Common Shares are listed on the TSX under the symbols “TBL”. The following table sets forth the market price range and trading volumes of the Common Shares traded on the TSX for each of the last 12 months:

Period	Price Range	Total Volume
September 2017(1)	$1.45 - $1.63	210,950
August 2017	$1.07 - $1.38	259,190
July 2017	$1.00 - $1.01	66,672
June 2017	$0.97 - $1.03	77,370
May 2017	$1.03 - $1.07	30,900
April 2017	$1.01 - $1.07	103,425
March 2017	$1.01 - $1.04	53,400
February 2017	$1.00 - $1.02	44,600
January 2017	$1.00 - $1.09	185,100
December 2016	$0.95 - $1.10	178,000
November 2016	$0.92 - $1.04	159,000
October 2016	$0.90 - $1.04	122,600
September 2016	$1.00 - $1.05	99,100

(1)	For the period September 1 – September 28, 2017.

On September 28, 2017, the last full trading day prior to the date hereof, the closing price of the Common Shares on the TSX was $1.53. The Company has applied to list the Common Shares issuable pursuant to the Offer on the TSX and has received conditional approval. Listing will be subject to the Company fulfilling all the listing requirements of the TSX.

The Existing Notes are listed on the TSX under the symbol “TBL.NT”. The following table sets forth the market price range and trading volumes of the Existing Notes traded on the TSX for each of the last 12 months:

Period	Price Range	Total Volume
September 2017(1)	$100.50 - $102.00	46,000
August 2017	$101.00 - $110.90	639,500
July 2017	$108.00 - $113.00	298,000
June 2017	$111.00 - $115.94	346,000
May 2017	$114.51 - $115.75	101,000
April 2017	$114.50 - $115.11	170,500
March 2017	$114.02 - $116.80	67,000
February 2017	$114.50 - $116.80	152,200
January 2017	$113.00 - $116.00	366,700
December 2016	$114.00 - $116.00	398,000
November 2016	$113.00 - $117.00	132,700
October 2016	$113.00 - $115.75	164,200
September 2016	$111.50 - $117.10	80,600

(1) For the period September 1 – September 28, 2017.

On September 28, 2017, the last full trading day prior to the date hereof, the closing price of the Existing Notes on the TSX was $101.50. Following the Expiration Time, there is no assurance that the Existing Notes will continue to be listed on the TSX, as the Existing Notes may fail to meet the TSX’s minimum listing requirements or the Company may determine that the de-listing of the Existing Notes is advisable. See Section 21 of this Circular – “Risk Factors”.

7.	Dividend Policy

In accordance with Taiga’s dividend policy set on October 15, 2008, the Company generally intends to pay dividends each year on its Common Shares equal to 25% of the prior fiscal year’s net earnings. These dividends would be payable in two instalments of 12.5% on each July 15 (or first business day thereafter) and each January 15 (or first business day thereafter) to the shareholders of record on June 30 and December 31 (or first business day thereafter), respectively. The payment of any dividends by the Company is subject to the discretion of the Board and subject to its determination of the Company’s capital and operational requirements, adequacy of reserves and compliance with contractual and legal requirements.

The Company has not declared dividends since April 2013. The Board determined not to declare and pay the first instalment dividend in respect of the 2017 fiscal year’s net earnings. The decision to pay the second instalment dividend in respect of the 2017 fiscal year’s net earnings will be addressed by the Board prior to the next scheduled dividend payment date of January 15, 2018.

The Board may, in its discretion, modify or repeal Taiga’s current dividend policy. No assurances can be made that Taiga will pay dividends at the level contemplated in the future or at all.

The Company is obligated to make interest payments in connection with the Existing Notes, as set out in the Existing Indenture. A copy of the Existing Indenture and all amendments thereto are available under the Company’s SEDAR profile at www.sedar.com. Interest is paid monthly on the Existing Notes at an annual rate of 14% of the aggregate principal amount of the Existing Notes, or approximately $11.6667 per month on each $1,000 principal amount of Existing Notes.

8.	Previous Purchases and Sales and Distributions of Securities

During the 12 months preceding the date of this Offer, no securities of the Company were purchased or sold by the Company.

In the five years preceding the issuer bid, no Existing Notes were distributed by the Company or any selling securityholder, other than the sale by Berjaya of its Existing Notes to a subsidiary of UPP in January 2017. As a result of the sale, UPP acquired Existing Notes in the aggregate principal amount of approximately $46 million for a purchase price of $52.9 million.

9.	Consolidated Capitalization

There has been no material change in the outstanding share and loan capital of the Company, on a consolidated basis, since the date of the Company’s unaudited consolidated financial statements for the three-month period ended June 30, 2017. Following the take-up of Existing Notes by the Company pursuant to the Offer, the Company’s share capital will be increased by the number of Common Shares issued to Noteholders in satisfaction of the Share Exchange Price and the Company’s consolidated indebtedness will be reduced by the aggregate principal amount of Existing Notes so taken up. The Company’s consolidated indebtedness will remain unchanged to the extent New Notes are issued to Noteholders pursuant to the Note Option. Assuming UPP deposits its Existing Notes and elects the Share Option: (i) if all other Noteholders tender their Existing Notes to the Offer for the Share Exchange Price, the Company’s outstanding long-term indebtedness would be reduced by $128,834,218 principal amount and the Company’s share capital would be increased by approximately 107,361,848 Common Shares to a total of approximately 139,776,126 Common Shares outstanding on a fully diluted basis; and (ii) if all other Noteholders tender their Existing Notes to the Offer pursuant to the Note Option, the Company’s outstanding long-term indebtedness would be decreased by $46,008,797 principal amount, approximately $82,825,421 aggregate principal amount of New Notes would be issued and the Company’s share capital would be increased by approximately 38,340,664 Common Shares to a total of approximately 70,754,942 Common Shares outstanding on a fully diluted basis. Certain insiders of the Company have indicated an intention to participate in the Offer. See Section14 of this Circular – “Acceptance of Exchange Offer and Consent Solicitation”.

10.	Earnings Coverage

The following earnings coverage calculations are calculated on a consolidated basis for the twelve months ended March 31, 2017 and the twelve months ended June 30, 2017, and are derived from audited financial information in the case of the period ended March 31, 2017 and unaudited financial information in the case of the period ended June 30, 2017. The Company’s interest requirements, after giving effect to the issue of the New Notes pursuant to the Offer in exchange for Existing Notes, and the retirement in full of the Existing Notes, would have amounted to approximately $14,222,395 and $14,282,395 for the 12 months ended March 31, 2017 and June 30, 2017, respectively. The Company’s net income before interest and income tax for the 12 months then ended would have been approximately $35,774,621 and $36,501,362, respectively, resulting in earnings coverage ratios of approximately 2.52 and 2.56 for the respective periods.

	For the 12 months ended
	March 31, 2017	June 30, 2017
	(in thousands of $, except ratios)
Interest(1)	$14,222	$14,282
Denominator for Earnings Coverage Ratio	$14,222	$14,282
Net Income	$7,990	$8,257
Net Interest Expense(2)	$21,976	$22,457
Income Taxes	$5,809	$5,787
Numerator for Earnings Coverage Ratio	$35,775	$36,501
Earnings Coverage Ratio	2.52	2.56

Notes:

(1)	After giving effect to the Offer.
(2)	Before giving effect to the Offer.

Under IFRS, the New Notes will be classified as a liability and with the related interest expensed as incurred and financing charges amortized over the term of such New Notes. The entire amount of the annual carrying charges for the New Notes is reflected in interest expense.

The following earnings coverage calculations are calculated on a consolidated basis for the twelve months ended March 31, 2017 and the twelve months ended June 30, 2017, and are derived from audited financial information in the case of the period ended March 31, 2017 and unaudited financial information in the case of the period ended June 30, 2017. The

Company’s interest requirements, after giving effect to the issue of Common Shares pursuant to the Offer in exchange for Existing Notes, and the retirement in full of the Existing Notes, would have amounted to approximately $5,204,000 and $5,264,000 for the 12 months ended March 31, 2017 and June 30, 2017, respectively. The Company’s net income before interest and income tax for the 12 months then ended would have been approximately $35,774,621 and $36,501,362, respectively, resulting in earnings coverage ratios of approximately 6.87 and 6.93 for the respective periods.

	For the 12 months ended
	March 31, 2017	June 30, 2017
	(in thousands of $, except ratios)
Interest(1)	$5,204	$5,264
Denominator for Earnings Coverage Ratio	$5,204	$5,264
Net Income	$7,990	$8,257
Net Interest Expense(2)	$21,976	$22,457
Income Taxes	$5,809	$5,787
Numerator for Earnings Coverage Ratio	$35,775	$36,501
Earnings Coverage Ratio	6.87	6.93

Notes:

(1)	After giving effect to the Offer.
(2)	Before giving effect to the Offer.

11.	Financial Statements

The comparative unaudited financial statements for the three month period ended June 30, 2017 are incorporated by reference herein, are available on SEDAR at www.sedar.com and will be sent without charge to any holder of Existing Notes that requests them.

12.	Ownership of Securities

The following table sets forth, as at the date of this Circular, the number of outstanding securities of the Company beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and officer of Taiga and, to the knowledge of the Company, after reasonable inquiry, by each associate or affiliate of Taiga and an insider of Taiga, any other insider of Taiga and each person acting jointly or in concert with Taiga.

Name	Relationship with Company	Common Shares	Principal Amount of Existing Notes		% of Outstanding Common Shares	% of Outstanding Existing Notes
Dr. Kooi Ong Tong	Chairman and Director	Nil	$22,653,543	(1)	Nil	17.58%
Peter Buecking	Director	Nil	Nil		Nil	Nil
Douglas J. Morris	Director	589,292	$1,304,328		1.82%	1.01%
Brian Flagel	Director	20,000	Nil		0.06%	Nil
Ian Tong	Director	Nil	Nil		Nil	Nil
Otto-Hans Nowak	Director	Nil	Nil		Nil	Nil
Cam White	Director	331,152	$1,482,519		1.02%	1.15%
Trent Balog	Chief Executive Officer and President	52,200	$127,924		0.16%	0.10%

Name	Relationship with Company	Common Shares	Principal Amount of Existing Notes	% of Outstanding Common Shares	% of Outstanding Existing Notes
Grant Sali	Executive Vice President, Supply Management and Chief Procurement Officer	15,500	Nil	0.05%	Nil
Russ Permann	Executive Vice President, Operations and Chief Operating Officer	Nil	Nil	Nil	Nil
Mark Schneidereit-Hsu	Vice President, Finance and Administration, Chief Financial Officer and Corporate Secretary	Nil	$14,099	Nil	0.01%
UPP Holdings Ltd.(2)(3)	10% Holder	18,908,208	$46,008,797	58.33%	35.71%

Notes:

(1)

Held by Genghis. Genghis is a private Luxembourg company controlled by a discretionary trust whose beneficiary is Dr. Kooi Ong Tong, who is the representative of Genghis. Dr. Tong disclaims any beneficial ownership of any securities held by Genghis.

(2)	Holdings are based on information filed publicly by the holder.
(3)

UPP is a publicly-listed infrastructure company in Singapore. Dr. Kooi Ong Tong is the Executive Chairman, Chief Executive Officer and a significant shareholder of UPP and is also the Chairman and a director of Taiga. Ian Tong is an Executive Director and Vice President, Investments of UPP and is also a director of Taiga.

13.	Commitments to Acquire Securities

Taiga has no commitments to purchase any of its securities, other than the purchase of Existing Notes pursuant to the terms of the Offer. To the knowledge of the Company, after reasonable inquiry, no person or company named under Section 12 of this Circular – “Ownership of Securities”, has any commitment to acquire any securities of Taiga.

14.	Acceptance of Exchange Offer and Consent Solicitation

The Board has made inquiries of each person named under Section 12 of this Circular – “Ownership of Securities”, and to the knowledge of Taiga, Messrs. Morris, White, Balog and Schneidereit-Hsu have indicated an intention to accept the Offer and, in the case of Messrs. Balog and Schneidereit-Hsu, elect the Share Option, and, in the case of Messrs. Morris and White, elect the Note Option in respect of up to 50% of each of their Existing Notes. UPP has indicated an intention to accept the Offer and elect the Share Option. Notwithstanding the indicative intentions of the foregoing Persons, if all the Interested Parties accept the Offer and elect the Share Option, then: (i) Mr. Morris will hold approximately 1,676,232 Common Shares, or approximately 1.82% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option, or approximately 1.20% assuming all Noteholders participate in the Offer and elect the Share Option); (ii) Mr. White will hold approximately 1,566,585 Common Shares, or approximately 1.70% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option, or approximately 1.12% assuming all Noteholders participate in the Offer and elect the Share Option); (iii) Mr. Balog will hold approximately 158,804 Common Shares, or approximately 0.17% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option, or approximately 0.11% assuming all Noteholders participate in the Offer and elect the Share Option); (iv) Mr. Schneidereit-Hsu will hold approximately 11,750 Common Shares, or approximately 0.01% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option and assuming all Noteholders participate in the Offer and elect the Share Option); (v) UPP will hold approximately 57,248,873 Common Shares, or approximately 62.19% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option, or approximately 40.96% assuming all Noteholders participate in the Offer and elect the Share Option); and (vi) Genghis will hold approximately 18,877,953 Common Shares, or approximately 20.51% of the then outstanding Common Shares (assuming the Interested Parties are the sole Noteholders that participate in the Offer and elect the Share Option, or approximately 13.51% assuming all Noteholders participate in the Offer and elect the Share Option).

15.	Benefits from the Offer

No person or company named under Section 12 of this Circular – “Ownership of Securities”, will receive any direct or indirect benefit from accepting or refusing to accept the Offer that is not available to all Noteholders. Should any such persons exchange Existing Notes pursuant to the Offer, they would be eligible to receive the same consideration that would be available to any Noteholder who participates in the Offer and the Solicitation including, but not limited to, the extent that if any such party does not deposit its Existing Notes under the Offer and Existing Notes are purchased under the Offer, then its holdings (if any) would represent an increased proportion of the issued and outstanding Existing Notes subsequent to the completion of the Offer. Taiga and its affiliates expect to benefit from anticipated cost savings and increased operational and financial flexibility if the Offer is accepted by Noteholders and the Proposed Amendments become effective.

16.	Material Changes in the Affairs of the Company

Except as described or referred to herein, including under Section 2 of this Circular – “Purpose and Effect of the Offer; Background to the Offer”, there are no plans or proposals for any material change in the affairs of the Company, other than those which have been publicly disclosed. Neither Taiga nor, to its knowledge, after reasonable inquiry, any of its directors, officer and insiders, has knowledge of any material information concerning Taiga that has not been generally disclosed.

17.	Arrangements with Securityholders

There are no agreements, commitments or understandings made or proposed to be made between the Company and any securityholder of the Company relating to the Offer, other than agreements of securityholders who tender to the Offer.

18.	Disinterested Shareholder Approval Requirement

In order to proceed with the Share Option, the Company is required to obtain the Disinterested Approval pursuant to MI 61-101, as the potential issuance of Common Shares to the Interested Parties constitutes a “related party transaction” pursuant thereto. Disinterested shareholder approval in respect of the issuance of Common Shares under the Share Option is also required pursuant to the TSX Company Manual, as the number of Common Shares issuable in payment of the Share Exchange Price may exceed 25% of the number of Common Shares that are currently outstanding with over 10% of the number of currently outstanding Common Shares being issuable to the Interested Parties. Taiga is seeking to obtain, concurrently with the Offer, the requisite Disinterested Approval at a special meeting of shareholders of Taiga scheduled to be held on October 26, 2017.

19.	Valuation

The Company is exempt from the requirement to obtain a formal valuation in connection with the Offer pursuant to MI 61-101, as all the conditions in Section 6.3(2) of MI 61-101 are satisfied.

20.	Certain Canadian Federal Income Tax Consequences

The following discussion summarizes of the material Canadian federal income tax considerations applicable to Noteholders who dispose of their Existing Notes pursuant to the Exchange Offer and who, for purposes of the Tax Act and at all relevant times, hold their Existing Notes as capital property and deal at arm’s length with, are not affiliated with the Company and for whom the Company is not a “foreign affiliate”, but does not purport to be a complete analysis of all the potential tax considerations. Generally, the Existing Notes will be considered to be capital property to a holder thereof provided such securities are not held in the course of carrying on a business of buying and selling securities and such securities are not acquired in a transaction considered to be an adventure or concern in the nature of trade. A Canadian resident Noteholder may in certain circumstances make an irrevocable election under subsection 39(4) of the Tax Act to have his or her Existing Notes and every other “Canadian security” (as defined in the Tax Act) owned by such holder in the taxation year of election and in all subsequent taxation years deemed to be capital property.

This summary is not applicable to a Noteholder that is a “financial institution” (as defined in the Tax Act for purposes of the mark-to-market rules), a “specified financial institution”, a Noteholder an interest in which is a “tax shelter investment” (each as defined in the Tax Act) or a purchaser to which the functional currency reporting rules in subsection 261(4) of the Tax Act applies.

This summary is based on the facts set out in this Exchange Offer and the current provisions of the Tax Act, the regulations thereunder and counsel’s understanding of the current published administrative policies and assessment practices of the CRA. This summary also takes into account all proposed amendments to the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) before the date of this Exchange Offer (the “Tax Proposals”). There can be no assurance that any such Tax Proposals will be implemented in their current form or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not otherwise take into account or anticipate changes in the law, whether by judicial, governmental or legislative action or decision, or changes in the administrative policies or assessment practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations described herein.

This summary is of a general nature only and is not intended to be, and should not be construed as, legal or tax advice to any particular Noteholder. Accordingly, Noteholders are encouraged to consult their own tax advisors as to the tax consequences of disposing of their Existing Notes pursuant to the Exchange Offer, and acquiring, holding and disposing of New Notes or Common Shares, having regard to their particular circumstances.

Noteholders Resident in Canada

The following portion of this summary is applicable to a Noteholder who, for the purposes of the Tax Act and any applicable income tax convention, is or is deemed to be a Canadian resident at all relevant times.

Interest. On a disposition or deemed disposition of the Existing Notes, a Noteholder will generally be required to include in computing its income for the taxation year in which the disposition occurs, the amount of interest accrued on the Existing Notes from the date of the last interest payment to the date of disposition, except to the extent that such interest has otherwise been included in computing the Noteholder’s income for that year or a preceding taxation year.

Disposition of Existing Notes. A Noteholder who disposes of his or her Existing Notes for Common Shares or New Notes will be considered to have disposed of such Existing Notes for proceeds of disposition equal to the fair market value of the Common Shares or New Notes acquired by the Noteholder on the disposition. As a result, a Noteholder will generally realize a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any amount included in computing the Noteholder’s income as interest and any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Existing Notes. The adjusted cost base of such Existing Notes is equal to the fair market value thereof determined as at the time of acquisition.

The cost to a Noteholder of Common Shares or New Notes acquired as a result of the disposition of the Existing Notes will be equal to the fair market value of the Common Shares or New Notes at the time of acquisition. The cost of any Common Shares acquired must be averaged with the adjusted cost base of any other Common Shares held as capital property by the holder to determine the adjusted cost base of each Common Share held.

See the section entitled “Taxation of Capital Gains or Capital Losses” below.

Taxation of Interest on New Notes. Holders of New Notes (the “New Noteholders”) that are corporations, partnerships, unit trusts or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing income for a taxation year all interest that accrues to such holder on a New Note to the end of that taxation year or that becomes receivable or is received by the New Noteholder before the end of that taxation year, including on a conversion, redemption or repayment on maturity, except to the extent that such interest was included in computing the New Noteholder’s income for a preceding taxation year.

Any other New Noteholder will be required to include in computing its income for a taxation year all interest on a New Note that is received or receivable by the New Noteholder in that taxation year including on a conversion, redemption or repayment on maturity (depending upon the method regularly followed by the New Noteholder in computing income) and, in addition, will be required to include in income any interest that accrued to the New Noteholder to the end of any “anniversary day” (as defined in the Tax Act) in that year to the extent that such amount was not otherwise included in the New Noteholder’s income for that or a preceding taxation year.

A New Noteholder that is a Canadian-controlled private corporation (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on investment income. For this purpose, investment income will generally include interest income and taxable capital gains.

Disposition of New Notes. A disposition or deemed disposition by a New Noteholder will generally result in the New Noteholder realizing a capital gain (capital loss) equal to the amount by which the proceeds of disposition net of accrued interest are greater (less) than the aggregate of the New Noteholder’s adjusted cost base of the New Notes and the reasonable costs of disposition. Upon such a disposition or deemed disposition, interest accrued on the New Notes to the date of disposition and which is not payable until after that date will be included in computing the holder’s income, except to the extent that it was otherwise included in income for the year or a preceding taxation year, and excluded from the holder’s proceeds of disposition of the New Notes.

Disposition of Common Shares. A disposition or deemed disposition of Common Shares will generally give rise to a capital gain (or capital loss) to the extent that the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of the Common Shares immediately before the disposition. See the section entitled “Taxation of Capital Gains or Capital Losses” below.

Dividends on Common Shares. Dividends received or deemed to be received by a holder on the Common Shares will be required to be included in computing the holder’s income for purposes of the Tax Act. Dividends received or deemed to be received by a holder who is an individual will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received by an individual from taxable Canadian corporations. Such holder will be entitled to an enhanced gross-up and dividend tax credit mechanism in respect of “eligible dividends” received after 2005 from a taxable Canadian corporation, where these dividends have been designated as eligible dividends by the dividend paying corporation. Management has advised counsel that it generally anticipates to designate dividends paid to holders of Common Shares as eligible dividends. A holder that is a corporation generally will be entitled to deduct the amount of the dividend received or deemed to be received in computing its taxable income. A holder that is a “private corporation” or “subject corporation” (as such terms are defined in the Tax Act) will generally be liable under Part IV of the Tax Act to pay a refundable tax of 33 1/3% of the dividends received or deemed to be received on the Common Shares to the extent that such dividends are deductible in computing the holder’s taxable income.

Repayment on Maturity or Redemption of New Notes. If Taiga redeems a New Note prior to maturity or repays a New Note upon maturity, the New Noteholder will be considered to dispose of the New Note for proceeds of disposition equal to the amount received (other than the amount received by the New Noteholder on account of interest) by the New Noteholder on the redemption or repayment and will realize a capital gain (or capital loss) to the extent such proceeds exceed the New Noteholder’s adjusted cost base of the New Notes.

Taxation of Capital Gains or Capital Losses. A holder will be required to include one-half of the amount of any capital gain (a “taxable capital gain”) in income, and will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) against taxable capital gains realized by the holder in the year of disposition. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. A holder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by certain holders may be reduced in certain circumstances by the amount of dividends received or deemed to have been received by it on such shares to the extent and in the circumstances prescribed by the Tax Act.

Alternative Minimum Tax. Individuals and certain trusts that receive or are deemed to receive taxable dividends on Common Shares, or realize a capital gain on the disposition or deemed disposition of the Existing Notes or Common Shares may realize an increase in their liability for alternative minimum tax.

Qualified Investments. The Common Shares issued pursuant to this Exchange Offer will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans and registered disability savings plans, provided the Common Shares are listed on the TSX.

THE PRECEDING SUMMARY IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF EXCHANGING EXISTING NOTES FOR NEW NOTES AND/OR COMMON SHARES, OWNING AND DISPOSING OF NEW NOTES AND/OR COMMON SHARES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY PROVINCIAL, LOCAL OR NON-CANADIAN TAX OR TAXATION JURISDICTION.

21.	Risk Factors

Participation in the Offer and an investment in New Notes and/or Common Shares involves a number of risks in addition to those described under the heading “Forward-Looking Information” and elsewhere in this Exchange Offer Circular. Before tendering Existing Notes pursuant to the Offer, Noteholders should carefully consider, in light of their own financial circumstances, the factors set forth below and the other information in this Exchange Offer Circular or incorporated by reference into this Exchange Offer Circular. The risks described below are not the only ones facing the Company. Additional risks not presently known to the Company or that the Company currently deems immaterial may also impact its business operations. The Company’s business, financial condition, results of operation and cash flow, could be materially adversely affected by any of these risks. References to “Taiga” under the heading “Risks Related to the Company” below, refer to Taiga and its subsidiaries, on a consolidated basis.

Risks Related to the Offer

Tendering Noteholders who choose to exchange their Existing Notes for Common Shares will be changing the nature of their investment from debt to equity.

By exchanging Existing Notes for Common Shares pursuant to the Offer, Noteholders will be changing the nature of all or a portion of their investment in Taiga from debt to equity. Equity carries certain risks that are not applicable to debt. The Existing Indenture, both prior to and subsequent to the implementation of the Proposed Amendments, provided or would provide for a variety of contractual rights and remedies to holders of Existing Notes, including the right to receive interest and repayment of the principal amount of the Existing Notes upon maturity. These rights will not be available to Noteholders who exchange their Existing Notes for Common Shares. Noteholders who exchange their Existing Notes for Common Shares may receive dividends, the payment and amount of which are subject to the discretion of the Board. In addition, claims of holders of Common Shares will be subordinated in priority to the claims of Noteholders in the event of an insolvency, winding up, or other distribution of the assets of Taiga.

There will be no market for the New Notes.

The New Notes are a new issue of securities for which there is currently no established trading market. The New Notes will not be listed and posted for trading on any stock exchange and therefore no active trading market will exist for the New Notes following the completion of this Offer, and there is no intention to list the New Notes on any exchange. Holders of New Notes may therefore have difficulty selling or be unable to sell all or a portion of their New Notes.

The Company is substantially dependent on cash provided by its subsidiaries to meet its debt service obligations under the New Notes.

The Company conducts its operations primarily through its subsidiaries. Because the New Notes are not guaranteed by any of the Company’s subsidiaries, the New Notes are effectively subordinated to all existing and future indebtedness and other liabilities of the Company’s subsidiaries. As of June 30, 2017, the aggregate outstanding liabilities of all Taiga’s subsidiaries was $231.2 million, excluding intercompany amounts and including a total of approximately $138.1 million of indebtedness for borrowed money.

The Company’s subsidiaries are separate and distinct legal entities. The Company’s subsidiaries have not guaranteed the New Notes and have no obligation to pay any amounts due on the New Notes. With limited exceptions, the Company’s subsidiaries are not required to provide the Company with funds for its payment obligations, whether by dividends, distributions or loans. Payments to the Company by its subsidiaries will also be contingent upon the earnings of such subsidiaries and other business considerations and by limits on dividends under applicable law.

The Company may not have sufficient funds to pay its obligations under the New Notes.

Because the New Notes are effectively subordinated to all liabilities of the Company’s subsidiaries, in the event of a bankruptcy, liquidation or reorganization involving the Company or any of its subsidiaries and in certain other events, the Company’s assets will be available to pay obligations on the New Notes only after all liabilities of its subsidiaries (including trade creditors) have been paid in full. After satisfying these obligations, the Company may not have sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. In addition, the Company’s obligations under the New Notes will be effectively subordinated to the Company’s secured creditors, including the Senior Indebtedness, to the extent of the value of the assets securing their claims. The incurrence of additional debt and other liabilities by the Company could adversely affect its ability to pay its obligations under the New Notes.

Prior ranking indebtedness.

Like the Existing Notes, the New Notes are subordinate in right of payment to all Senior Indebtedness, and therefore the payment of the principal of and interest on the New Notes is subordinate and ranks junior to prior payments in full of all Senior Indebtedness, whether outstanding on the date of this Offer or thereafter incurred.

The Company may incur substantially more debt.

Although the New Indenture, the Existing Indenture and the agreements governing the Senior Indebtedness contain restrictions on the incurrence of additional indebtedness by the Company and its subsidiaries, as applicable, these restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. In addition to amounts that may be borrowed under the pursuant to the Senior Indebtedness, the New Indenture also allows the Company to borrow significant amounts of money from other sources and will place no restrictions on borrowings by its subsidiaries. If new debt is added to the current debt levels, the related risks that the Company now faces could materially intensify.

Restrictions that limit the Company’s operating and financial flexibility.

The New Indenture, the Existing Indenture and the agreements governing the Senior Indebtedness contain covenants that, among other things, limit the Company’s ability to:

•	incur additional indebtedness and issue preferred stock;

•	pay dividends and make distributions;

•	repurchase stock or repay subordinated indebtedness;

•	make certain investments;

•	transfer, sell or make certain dispositions of assets;

•	incur liens;

•	enter into transactions with affiliates; and

•	merge, consolidate, amalgamate or sell substantially all of our assets to another person.

In addition, the terms of the Senior Indebtedness require the Company to maintain specified financial ratios, and the Company may be unable to meet such ratios. All of these restrictions may limit the Company’s ability to execute its business strategy. Moreover, if operating results fall below current levels, the Company may be unable to comply with these covenants. If that occurs, the Company’s lenders could accelerate payment of the indebtedness, in which case the Company may not be able to repay all of its indebtedness, and the New Notes may not be repaid fully, if at all.

The market price of the New Notes may be volatile.

Holders of New Notes may not be able to sell their New Notes at a particular time or at a price favorable to such holders. Future trading prices of the New Notes will depend on many factors, many of which are out of the Company’s control.

These factors include:

•	the number of holders of the New Notes;

•	the Company’s operating performance and financial condition;

•	the interest of securities dealers in making a market;

•	prevailing interest rates and the markets for similar securities; and

•	general economic conditions.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in prices. The market for the New Notes, if any, may be subject to similar disruptions. A disruption may have a negative effect on holders of the New Notes, regardless of the Company’s prospects or performance.

Potential de-listing of the Existing Notes.

Following the Expiration Time, there is no assurance that the Existing Notes will continue to be listed on the TSX, as the Existing Notes may fail to meet the TSX’s minimum listing requirements or the Company may determine that the de- listing of the Existing Notes is advisable. In the event that the Existing Notes are de-listed, a holder of Existing Notes may not trade such Existing Notes through the facilities of the TSX, there may not be any market through which a Noteholder who does not tender all of its Existing Notes pursuant to the Offer may trade any portion of their remaining Existing Notes, and it may be difficult or impossible for such Noteholder to sell all or any portion of such Existing Notes following the Expiration Time.

The Share Exchange Price may not reflect the market value of the Existing Notes.

The Share Exchange Price was determined by the Board in part on the basis of the trading price of the Common Shares on the TSX prior to the initiation of the Exchange Offer. There is no assurance that the market value of the Common Shares issued in exchange for the Existing Notes will not be materially lower than the market value of the Existing Notes.

Risks Related to the Company

Dependence on market and economic conditions.

Demand for Taiga’s products depends significantly upon the residential construction market and home improvement market. The level of activity in these markets depends on many factors, including the general demand for housing, interest rates, availability of financing, housing affordability, levels of unemployment, shifting demographic trends, gross domestic product growth, consumer confidence, changes in the rate of housing starts, and other general economic conditions, which are beyond Taiga’s control. Also, since such markets are sensitive to cyclical changes in the economy, future downturns in the economy or lack of further improvement in the economy could have a material adverse effect on Taiga’s financial condition and results of operations.

Liquidity risks.

Taiga’s ability to make scheduled payments of its obligations depends on its successful financial and operating performance, cash flows and capital resources, which in turn depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond Taiga’s control.

The Company’s ability to maintain compliance with certain of its debt covenants under the agreements governing the Senior Indebtedness depends on the borrowing base connected to a defined percentage of accounts receivable and inventories, which is subject to the Company’s future financial and operating performance.

The Company’s ability to meet its future debt service and other obligations may depend in significant part on the extent to which the Company can successfully implement its business growth and cost management strategies. The Company cannot provide any assurance that it will be able to implement its strategy fully or that the anticipated results of its strategy will be realized. The Company expects to meet future cash requirements in part through availability under the Senior Indebtedness.

In 2009, disruptions in the United States, Canada and other credit markets adversely affected the availability of credit and the financial markets in general. Although improving, housing starts and the residential housing markets in the United States have not yet returned to the pre-crisis level. Future financial disruptions affecting the United States and Canadian markets, both generally and the housing markets specifically, could have a material adverse effect on Taiga’s operations, liquidity and financial results.

Tax risk.

Taiga believes that it is in material compliance with all applicable federal, provincial, and state income tax legislation in Canada and the United States. However, income tax returns are subject to reassessment by the applicable taxation authority. In the event of a successful reassessment of Taiga, such reassessment may have an impact on current and future taxes payable.

Taiga is subject to ongoing examination by tax authorities in each jurisdiction in which it has operations. Taiga regularly assesses the status of these examinations and the potential for adverse outcomes to determine the adequacy of the provision for current and deferred income taxes, as well as the provision for indirect, withholding and other taxes as well as related penalties and interest. This assessment relies on estimates and assumptions, which involves judgments about future events. It also relies on interpretations of tax law, including general anti-avoidance provisions (GAAR), and prior experience. New information may become available that causes Taiga to change its judgment regarding the adequacy of its provisions related to income and other taxes and any changes will be recorded prospectively in the period that such determinations are made. There is no assurance that adequate provisions have been or will be made by Taiga to fully cover its possible exposure to tax related liabilities, and any material tax reassessment may have a material adverse impact on Taiga’s liquidity, financial condition and results of operation. Taiga has entered into indemnity agreements with its former major shareholders in order to mitigate the risk of reassessments against Taiga in respect of certain withholding tax determinations. Although Taiga has repaid a recent CRA reassessment in respect of withholding taxes, the indemnity agreements continue to be in effect in the event additional reassessments are issued or the repaid reassessment is appealed. Taiga has no reason to believe that the terms of such agreements shall not be adhered to, however any default or material delay in performance by the indemnifying parties could result in a material adverse effect on Taiga’s cash flows, results of operations and financial condition in the event of a material tax reassessment.

Sales and margin risk and fluctuations in commodity prices.

Taiga’s profitability depends on its ability to maintain and grow sales to its customers and to sustain its profit margins. If Taiga’s operating costs increase or if the prices for which Taiga is able to sell its products fall, its sales or margins, or both, will be adversely affected.

Taiga’s sales volumes are affected by general economic conditions impacting the housing industry, competition as well as its relationships with customers and suppliers. Adverse changes in any one of these factors can significantly reduce Taiga’s sales volumes.

Commodity prices fluctuate with market supply and demand and other factors, and these fluctuations can be volatile. Taiga’s profitability is directly influenced by the cost of certain commodity products, such as plywood, oriented strand board, panel boards and dimension lumber. The prices of such commodity products are beyond the control of Taiga. Sudden changes in commodity prices may adversely impact Taiga’s operating results. There can be no assurance that Taiga’s producers or manufacturers will continue to have these commodity products available to them at reasonable prices or that significant increases in the costs of such commodities will not materially adversely affect Taiga’s operations.

Supply of commodities.

Dimension lumber and panel products are important components of Taiga’s product mix. Due to political and environmental restrictions on logging in North America, the availability of adequate lumber supply in the future could adversely affect Taiga’s growth. Taiga’s policy of buying from as many established producers as possible, and its practice of establishing a number of supply arrangements are both designed to ensure continued supply, but there can be no assurance that such measures will reduce the risk of limited supply in the future.

Supply-side risks.

Taiga distributes building products produced or supplied by a number of major suppliers. Taiga currently does not have long term contracts with any of its major suppliers and many of its arrangements with its suppliers are not contained in written agreements. Although Taiga believes that it has access to similar products from competing suppliers, any disruption in Taiga’s sources of supply, or any material fluctuation in the quality, quantity or cost of such supply, could have a material adverse effect upon Taiga’s results of operations and financial condition.

In addition, many of Taiga’s suppliers and other service providers have unionized work forces. If one or more of Taiga’s suppliers or service providers experience a material work stoppage or slow down, it could materially adversely affect Taiga’s ability to secure sufficient inventory and therefore could materially adversely affect its business, financial condition, results of operations and cash flows. Also, supply shortages occur at times as a result of unanticipated demand, production difficulties or delivery delays. In such cases, building material and commodity suppliers often allocate products among distributors. Therefore, future supply shortages may occur from time to time and may have a short term material adverse effect on Taiga’s results of operations and financial conditions.

Commodity price risk.

The wholesale building products distribution industry is characterized by large sales volumes and low gross margins. It is highly sensitive to price, quality, timeliness of delivery and continuity of supply. In addition, the demand for some of Taiga’s products is cyclical and prices can change rapidly.

Taiga’s buying practices are designed to minimize the risk of rapidly changing prices, although there can be no assurance that such practices will actually reduce risk. Generally, Taiga does not hedge its inventory risk through the purchase of lumber futures contracts. Substantially all purchases are made based on current orders and anticipated sales, and most sales are made from inventory or against product on order. Inventory levels are monitored in an attempt to achieve balance between maximum inventory turnover and anticipated customer demand. Although Taiga strives to reduce the risk associated with price changes by maximizing inventory turnover, Taiga maintains significant quantities of inventory, which is affected by fluctuating prices.

Currency risk.

The performance of the Canadian dollar compared to the United States dollar presents a certain valuation risk for inventories purchased specifically for United States markets. Taiga does not generally hedge these inventories with United States exchange forwards, relying instead on rapid inventory turnover. Taiga continually monitors exchange trends and currently does not have a material economic foreign currency exposure, however, there can be no assurance that exchange rate fluctuations will not adversely affect Taiga’s financial position and profitability going forward.

Credit risk.

Taiga extends credit to its customers, which is generally unsecured. Taiga has credit management procedures in place to mitigate the risk of losses due to the insolvency or bankruptcy of customers. The Company regularly reviews customer credit limits, monitors the financial status of customers, and assesses the collectibility of accounts receivable. However, risk exists that some customers may not be able to meet their obligations and the loss of a large receivable would have a significant negative impact on Taiga’s profitability.

The Company is also exposed to credit risk from the potential default by any of its counterparties on interest swap and lumber futures contracts. The Company mitigates this credit risk by dealing with counterparties who are established major financial institutions. Taiga evaluates potential counterparties in advance of entering into such agreements and deals only with parties it anticipates will satisfy their obligations under the contracts.

Environmental risk.

Taiga’s operations are subject to a wide range of general and industry-specific environmental laws and regulations imposed by federal, provincial and local authorities in Canada and the United States, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of certain hazardous materials and wastes, and the remediation of contaminated soil and groundwater. Taiga may be subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where it or its predecessors have operated or arranged for the disposal of hazardous substances. Failure to comply with applicable environmental requirements, including permits related thereto, could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of equipment or remedial actions, any of which could result in significant expenditures or reduced results of operations. Management believes that Taiga is in material compliance with all applicable environmental laws and regulations and Taiga incurs capital and operating expenditures in the ordinary course to maintain such compliance. However, future events such as any changes in these laws and regulations, or any change in their interpretation or enforcement, the discovery of currently unknown conditions, or future claims or remediation activities, may give rise to additional expenditures, liabilities or cleanup requirements beyond management’s current expectations. Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Taiga has made provisions for known claims and expected remediation, but such costs are uncertain and there is a risk that Taiga’s provisions will not be sufficient. These future events could have a material adverse effect on Taiga’s business, financial condition, results of operations and cash flows.

Interest risk.

Taiga utilizes significant leverage to finance day-to-day operations. The interest cost of the Senior Indebtedness is predominately prime-based. Increased interest rates will increase Taiga’s operating costs and may reduce net profit after income tax. Taiga monitors current interest rates and selectively utilizes interest rate swap agreements.

Competition.

Taiga faces competition from one or more competitors in all geographic areas where it sells products. Taiga competes with many local, regional and national distributors as well as producers that engage in direct sales. Taiga’s competition varies by product line, customer classification and geographic market.

The highly competitive market in which Taiga conducts its business may require it to reduce its prices from time to time. If competitors offer discounts on certain products or services in an effort to capture or gain market share or to sell other products, Taiga may lower prices or offer other favourable terms in order to compete successfully. Any such changes could reduce Taiga’s margins and adversely affect operating results.

Competitors may provide price guarantees. This practice could, over time, limit the prices that Taiga charges for its products. If Taiga cannot offset price reductions with a corresponding increase in sales or with reduced expenses, then Taiga’s margins and operating results would be adversely affected.

Some of the companies that compete with Taiga have greater financial and other resources than those of Taiga or may have access to government incentives, labour or products that are not available to Taiga. There can be no assurance that Taiga’s principal competitors will not be successful in capturing, or that new competitors will not emerge and capture, a share of Taiga’s present or potential customer base.

In addition, it is possible that some of Taiga’s suppliers or customers could become competitors of Taiga if they decide to distribute their own building products and bypass distributors like Taiga. This risk could be increased as a result of the recent consolidation by both producers and retailers of building products, who may be encouraged to deal directly rather than through distributors. Furthermore, if one or more of Taiga’s competitors were to merge or partner with another of its competitors, the change in the competitive landscape could adversely affect Taiga’s ability to compete effectively. Competitors may also establish or strengthen relationships with parties with whom Taiga has relationships, thereby limiting Taiga’s ability to distribute certain products. Disruptions in Taiga’s business caused by these events could reduce its revenues.

Seasonal and cyclical nature of Taiga’s business.

The business of Taiga is, to a significant degree, seasonal and cyclical, and fluctuates in advance of the normal building season. Inventory is built up during the first and fourth quarters of the calendar year in anticipation of the building seasons, and the busy selling season begins in the last half of the first quarter and extends to the end of the third quarter of the calendar year. Additionally, Taiga is subject to the normal economic cycle, the housing cycle and to macroeconomic factors, such as interest rates. Although Taiga anticipates that these seasonal and cyclical fluctuations will continue in the foreseeable future, it is seeking to reduce their impact on its operations and sales.

Debt service obligations.

Taiga has debt service obligations under the Senior Indebtedness. The degree to which Taiga is leveraged could have important consequences to securityholders, including its ability to obtain additional financing for working capital, capital expenditures or acquisitions on acceptable terms. Taiga’s ability to make payments on its indebtedness will depend on future cash flow, prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors, many of which are beyond its control.

The agreements governing the Senior Indebtedness contain restrictive covenants and maintenance and reporting requirements which place restrictions on certain aspects of Taiga’s business or ability to enter into additional material transactions. A failure to comply with the obligations of the Senior Indebtedness could result in an event of default which, if not cured or waived, could permit acceleration of indebtedness thereunder, and in such event there can be no assurance that Taiga’s assets would be sufficient to repay the amounts owing in full, which could have a material adverse effect on the business.

Taiga may need to refinance its indebtedness and there can be no assurance that it will be able to do so on terms acceptable to Taiga or at all. If Taiga is unable to refinance its debt, or is only able to refinance its debt on less favourable and/or more restrictive terms, there may be a material adverse effect on Taiga’s financial position, results of operations and its ability to pay dividends in the future.

Product liability claims.

Taiga may from time to time be subject to claims for damages resulting from defects in products that it distributes. Product liability claims, even if unsuccessful, may result in significant litigation costs to defend such claims as well as other costs incurred to remedy the problem, which could substantially increase Taiga’s expenses. Taiga believes that it maintains adequate insurance coverage for risks of product liability claims.

New regulations.

With the exception of the application of environmental regulations, in particular those affecting the treatment of Taiga’s treated wood products, Taiga’s business is currently subject to few laws and regulations. Generally, there are laws that regulate credit practices, transporting products, importing and exporting products and employment. Such laws, regulations and related rules and policies are administered by various federal, state, provincial, municipal, regional and local agencies and other governmental authorities. New laws affecting Taiga’s business could be enacted or changes to existing laws could be implemented, each of which might have a significant impact on Taiga’s business. Failure of Taiga to comply with applicable laws and regulations may subject Taiga to civil or regulatory proceedings which may have a material adverse effect on its financial condition and results of operations. As Taiga may expand its United States operations in the future, the potential for greater risk due to greater exposure of Taiga to United States regulations would also increase accordingly.

Dependence on key personnel.

Taiga is dependent on the continued services of its senior management team, and its ability to retain other key personnel. Although Taiga believes that it could replace such key employees in a timely fashion should the need arise, the loss of such key personnel could have a material adverse effect on Taiga. Although Taiga does not have a unionized workforce, there can be no assurance that there will not be any labour disruptions, or that Taiga will not incur higher labour costs in the future, either of which could materially adversely affect Taiga’s business, financial condition, results of operations and cash flows. Furthermore, as part of Taiga’s growth strategy, Taiga may need to hire additional highly qualified individuals, including finance, sales and marketing personnel. There can be no assurance that Taiga will be able to attract, assimilate or retain qualified personnel in the future, which would adversely affect its ability to distribute new product lines and increase revenues.

Information systems risk.

Taiga’s operations depend on the timely maintenance, upgrade and replacement of networks, equipment, information technology systems and software, as well as expenses for the purpose of mitigating the risk of potential failures. Taiga operates an enterprise wide information system and accounting system that are designed to provide information to Taiga’s management which is expected to be used to enhance financial controls and to develop sales and marketing strategies. The failure of such systems could adversely impact Taiga’s results of operations. Taiga also relies on third party vendors to support, maintain and upgrade its Enterprise Resource Planning and other systems. Failure by such vendors to provide the necessary support could disrupt Taiga’s operations. Any delay in converting to an alternative system, could have a material adverse impact on Taiga’s results of operations. There can therefore be no assurance that the new systems will provide the information and benefits expected by management.

Availability of future financing.

Taiga expects that going forward its principal sources of funds will be cash generated from its operating activities and borrowing capacity remaining under the Senior Indebtedness or future credit facilities. Taiga believes that these funds will provide it with sufficient liquidity and capital resources to meet its current and future financial obligations, as well as to provide funds for its financing requirements, capital expenditures and other needs for the foreseeable future. Despite its expectations, however, Taiga may require additional equity or, beyond the Senior Indebtedness, debt financing to meet its cash requirements and financial obligations. Such financing may not be available when required or may not be available on commercially favourable terms or on terms that are otherwise satisfactory to Taiga.

Level of dividends.

The Board may, in its discretion, amend or repeal the Company’s dividend policy. The Board may decrease the level of dividends provided for in the Company’s dividend policy or entirely discontinue the payment of dividends.

While the Company is contractually obligated to make interest payments on the Existing Notes, subject to certain deferral provisions, cash distributions by the Company on the Common Shares are not guaranteed and will fluctuate with the performance of the business of Taiga at the discretion of the Board.

Creditworthiness.

The perceived creditworthiness of the Company and its respective subsidiaries that have guaranteed the Existing Notes may affect the market price or value and the liquidity of the Common Shares and Existing Notes.

22.	Legal Matters and Regulatory Approvals

Taiga is not aware of any licence or regulatory permit that is material to the Company’s business that might be adversely affected by the Company’s acquisition of Existing Notes pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Existing Notes by the Company pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Company currently contemplates that such approval will be sought or other action will be taken. The Company cannot predict whether it may determine that it must delay the acceptance for payment of Existing Notes tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company’s business.

The Company’s obligations to take up and pay for Deposited Notes is subject to certain conditions set forth in Section 6 of the Exchange Offer and Consent Solicitation – “Conditions”.

23.	Fees and Expenses

The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws. Brokers, dealers, commercial banks, trust companies and other financial intermediaries will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Taiga is expected to incur expenses of approximately $700,000 in connection with the Offer, if the Offer is fully subscribed for, which includes filing fees, listing fees and other advisory fees, legal, accounting, Depositary and printing fees. Such fees will be paid using available cash.

Taiga will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Existing Notes pursuant to the Offer.

24.	Source of Funds

As this is an exchange of Existing Notes for New Notes or Common Shares, no funds will be required except for those required for (a) the payment of accrued and unpaid interest owing on the Existing Notes that are exchanged pursuant to the Offer, and (b) the payment of fees and expenses as set out in Section 23 of this Circular – “Fees and Expenses”. These payments will be funded by Taiga using available cash.

25.	Depositary

Taiga has appointed Computershare Investor Services Inc. to act as Depositary for: (i) the receipt of certificates representing Existing Notes and related Consents and Letters of Transmittal deposited under the Offer; (ii) the receipt from Taiga of certificates representing New Notes and Common Shares to be exchanged in consideration for the Existing Notes exchanged by Taiga and all other amounts to be paid under the Offer, as agent for the depositing Noteholders; and (iii) the transmittal of such certificates and payments to the depositing Noteholders, as agent for the depositing Noteholders. The Depositary may, but shall be under no obligation to, contact Noteholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Noteholders to forward materials relating to the Offer to beneficial owners. The Depositary is not an affiliate of Taiga. The Depositary will receive reasonable and customary compensation from Taiga for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities laws and expenses in connection therewith.

26.	Dealer Manager/Solicitation Agent

The Company has not retained a dealer manager or solicitation agent in connection with the Offer.

27.	Interest of Experts

Certain legal matters relating to the Offer will be passed upon by Sangra Moller LLP on behalf of the Company. No person or company whose profession or business gives authority to a statement made by such person or company and who is named in this Exchange Offer Circular or in a document that is specifically incorporated by reference into this Exchange Offer Circular as having prepared or certified a part of this Exchange Offer Circular has received or shall receive a direct or indirect interest in the property of the Company or of any associate or affiliate of the Company. As at the date hereof, the partners and associates of Sangra Moller LLP beneficially own, directly or indirectly, less than one percent of the securities of the Company and its associates and affiliates. In addition, to the knowledge of the Company, as of the date hereof, Dale Matheson Carr-Hilton Labonte LLP Chartered Professional Accountants, the auditors of the Company, are independent within the meaning of the Chartered Professional Accountants Code of Professional Conduct.

28.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides securityholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL AND CERTIFICATE

September 29, 2017

The Board has approved the contents of this Exchange Offer Circular and authorized the sending, communicating or delivery thereof to Noteholders. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(Signed) Trent Balog Chief Executive Officer	(Signed) Mark Schneidereit-Hsu Chief Financial Officer

On behalf of the Board of Directors:

(Signed) Peter Buecking Director	(Signed) Brian Flagel Director

AUDITOR’S CONSENT

We consent to the incorporation by reference of our report to the shareholders of Taiga Building Products Ltd. (the “Company”) on the consolidated balance sheets of the Company as at March 31, 2017 and 2016, and the consolidated statements of earnings and comprehensive income, changes in shareholders’ deficiency and cash flows for the years then ended, and a summary of significant accounting policies and other explanatory information in the exchange offer circular of the Company dated September 29, 2017 relating to the offer to exchange 14% subordinated unsecured notes of the Company that are properly tendered pursuant to the terms of the Exchange Offer and Consent Solicitation. Our report is dated June 22, 2017.

(Signed) DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED PROFESSIONAL ACCOUNTANTS

Vancouver, Canada

September 29, 2017

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions

By Registered Mail, Hand or by Courier:

100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at its respective address and telephone number listed on this page. Noteholders may also contact their broker commercial bank or trust company for assistance concerning the Offer. Additional copies of the Exchange Offer Circular and the Consent and Letter of Transmittal may be obtained from the Depositary. A copy of the Exchange Offer Circular is also available under the Company’s SEDAR profile at www.sedar.com.

SCHEDULE “A” - FORM OF CONSENT AND LETTER OF TRANSMITTAL

The terms, conditions and definitions used in the Exchange Offer Circular of Taiga Building Products Ltd. dated September 29, 2017 (and any amendments thereto) are incorporated by reference in this Consent and Letter of Transmittal. The instructions accompanying this Consent and Letter of Transmittal should be read carefully before this Consent and Letter of Transmittal is completed. Your broker or other financial advisor can assist you in completing this Consent and Letter of Transmittal.

CONSENT AND LETTER OF TRANSMITTAL

To Tender and Consent with Respect to

14% SUBORDINATED NOTES DUE 2020

(CUSIP No. 87402AAA6)

Issued by

TAIGA BUILDING PRODUCTS LTD.

Pursuant to an Exchange Offer and Consent Solicitation Statement dated September 29, 2017

THE OFFER (AS DEFINED BELOW) WILL EXPIRE AT 5:00 P.M. (VANCOUVER TIME) ON NOVEMBER 8, 2017 UNLESS EXTENDED OR EARLIER TERMINATED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION TIME”). NOTEHOLDERS (AS DEFINED BELOW) OF THE EXISTING NOTES (AS DEFINED BELOW) MUST VALIDLY TENDER THEIR EXISTING NOTES ON OR PRIOR TO THE EXPIRATION TIME TO BE ELIGIBLE TO RECEIVE THE APPLICABLE CONSIDERATION. TENDERED EXISTING NOTES MAY BE WITHDRAWN AND CONSENTS MAY BE REVOKED IN ACCORDANCE WITH THE TERMS OF THE OFFER ON OR PRIOR TO THE EXPIRATION TIME, BUT NOT THEREAFTER OTHER THAN AS REQUIRED BY APPLICABLE LAW, UNLESS SUCH TIME IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION.

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East

Toronto, Ontario M5C 3H2

Attention: Corporate Actions

By Registered Mail, Hand or by Courier:

100 University Avenue 8th Floor

Toronto, Ontario M5J 2Y1

Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

PLEASE READ THE OFFER DOCUMENTS (AS DEFINED HEREIN) AND THE INSTRUCTIONS SET OUT BELOW CAREFULLY BEFORE COMPLETING THIS CONSENT AND LETTER OF TRANSMITTAL. DELIVERY OF THIS CONSENT AND LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. IF EXISTING NOTES ARE REGISTERED IN DIFFERENT NAMES, A SEPARATE CONSENT AND LETTER OF TRANSMITTAL MUST BE SUBMITTED FOR EACH DIFFERENT REGISTERED HOLDER.

Taiga Building Products Ltd. (“Taiga” or the “Company”) is offering to purchase (the “Offer”) the outstanding 14% unsecured subordinated notes of Taiga due September 1, 2020 (the “Existing Notes”) from holders of the Existing Notes resident in Canada and, where permitted by applicable laws, outside of Canada (collectively, “Noteholders”), for the consideration described in, and upon the terms and subject to the conditions set forth in, the Exchange Offer and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Offer to Purchase”), this Consent and Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”) and the accompanying circular (as it may be amended or supplemented for time to time, the “Circular”, and, collectively with the Offer to Purchase and Letter of Transmittal, the “Offer Documents”).

Pursuant to the Offer, Noteholders are invited to exchange all or a portion of the principal amount of their Existing Notes that are properly tendered and not withdrawn prior to the Expiration Time, for:

(a)	An equivalent principal amount of new 7% senior notes of Taiga (the “New Notes”) due five years from the date of issuance;

(b)	common shares of Taiga (“Common Shares”) at a rate of 833.33 Common Shares (the “Share Exchange Price”) for each $1,000 principal amount of Existing Notes; or

(c)	any combination of New Notes and Common Shares in accordance with the foregoing as determined by the Noteholders.

The Share Exchange Price represents an issue price of $1.20 per Common Share.

Concurrently with the Offer, the Company is soliciting (the “Solicitation”) from the Noteholders consents (the “Consents”) to certain proposed amendments (the “Proposed Amendments”) to the indenture under which the Existing Notes were issued. The Existing Notes were issued pursuant to an indenture dated as of September 1, 2005 among the Company, certain guarantors thereunder, and Computershare Trust Company of Canada, as trustee (the “Trustee”), as amended and supplemented.

Noteholders should carefully review the information set forth in the Offer Documents. Capitalized terms used herein but not otherwise defined have the meanings given to them in the Offer to Purchase and the Circular.

This Letter of Transmittal is to be completed by a Noteholder desiring to tender Existing Notes and deliver Consents.

Noteholders that are tendering Existing Notes and delivering Consents are required to deposit the certificates representing the outstanding Existing Notes held by them with Computershare Investor Services Inc. (the “Depositary”). This Letter of Transmittal, properly completed and duly executed, together with all other required documents, must accompany all certificates for Existing Notes deposited for exchange into New Notes and/or Common Shares pursuant to the Offer. A Noteholder who wishes to deposit Existing Notes under the Offer with delivery of a Consent pursuant to the Solicitation and whose Existing Notes are held through an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee on order to take the necessary steps to be able to deposit such Existing Notes under the Offer and deliver the Consent.

The execution and delivery of this Letter of Transmittal by a Noteholder tendering Existing Notes pursuant to the Offer will constitute the Consent of such Noteholder to the Proposed Amendments. Noteholders may not tender their Existing Notes without delivering their Consents pursuant to the Solicitation with respect to such Existing Notes and may not deliver Consents without tendering their Existing Notes pursuant to the Offer.

Tenders may not be withdrawn and Consents may not be revoked at any time after the Expiration Time other than as required by applicable law.

The Offer and the Solicitation for the Existing Notes may be amended, extended or terminated, and any condition with respect thereto may be waived, by the Company, separately.

For a description of certain procedures to be followed in order to tender Existing Notes and deliver Consents, see “Terms of the Offer”, “Terms of the Consent Solicitation” and “Time of Acceptance and Procedure for Tendering Existing Notes” in the Offer to Purchase and the instructions to this Letter of Transmittal.

TENDER OF EXISTING NOTES AND DELIVERY OF CONSENTS

List below the Existing Notes to which this Letter of Transmittal relates and the consideration elected to be received. If the space provided is inadequate, list the certificate numbers and principal amounts on a separately executed schedule and affix the schedule to this Letter of Transmittal. Tenders of Existing Notes will be accepted only in principal amounts equal to $1,000 or integral multiples of $1,000 in excess thereof. No alternative, conditional or contingent tenders will be accepted.

Name(s) and Address(es) of Registered Noteholder(s) of Existing Notes	Certificate Numbers*	Aggregate Principal Amount Represented*	Principal Amount Tendered and as to Which Consents are Given*	Principal Amount of New Notes to be acquired**	Number of Common Shares to be Acquired at the Common Share Exchange Price**

Total Principal Amount of the Existing Notes

*

Unless otherwise indicated in the column labeled “Principal Amount Tendered and as to Which Consents are Given” and subject to the terms and conditions set forth in the Offer to Purchase, a Noteholder will be deemed to have tendered and delivered Consents with respect to the entire aggregate principal amount represented by the Existing Notes indicated in the column labeled “Aggregate Principal Amount Represented”. See Instruction 4.

**	A combination of New Notes and Common Shares may be elected to be received in exchange for the Existing Notes tendered.

☐	Mark this box if you wish your securities to be held for pick up with the Depositary.

If not already printed above, the name(s) and address(es) of the registered Noteholder(s) should be printed exactly as they appear on the certificate(s) representing Existing Notes tendered hereby.

The Offer and the Solicitation are not being made to, and tenders and Consents will not be accepted from or on behalf of, Noteholders in any jurisdiction in which the making or the acceptance of the Offer or the Solicitation would not be in compliance with the laws of such jurisdiction.

New Notes will only be issued in integral multiples of $1,000. A Noteholder that deposits Existing Notes under the Offer with a principal amount of less than $1,000 or an integral multiple thereof will be repaid such fraction of $1,000 in cash following completion of the Offer. The Share Exchange Price represents an issue price of $1.20 per Common Share. Any fractional Common Shares issuable pursuant to the Share Exchange Price will be rounded up to the nearest whole number. For Noteholders who wish to exchange Existing Notes for Common Shares, the Share Exchange Price will be applied against each $1,000 principal amount of Existing Notes or an integral multiple thereof deposited pursuant to the Offer. Noteholders who deposit their Existing Notes pursuant to the Offer, which deposited Existing Notes are subsequently exchanged by the Company, will receive a payment from the Company on account of accrued and unpaid interest on such deposited Existing Notes to but excluding the date of take up of the deposited Existing Notes.

SETTLEMENT DATE

The “Settlement Date” in respect of any Existing Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time, and accepted by the Company for purchase in the Offer, will be promptly after the Company’s acceptance for purchase of such Existing Notes, and is expected to be on or about November 14, 2017, three business days following the Expiration Time. No tenders of Existing Notes submitted after the Expiration Time will be valid.

The Company, in its sole discretion, may extend the Expiration Time to a date and time later than 5:00 p.m. (Vancouver Time), November 8, 2017.

NOTE: SIGNATURES MUST BE PROVIDED BELOW.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

TO:               TAIGA BUILDING PRODUCTS LTD.

AND TO:     Computershare Investor Services Inc., as depositary

The undersigned hereby tenders to Taiga Building Products Ltd., issuer of the Existing Notes, upon the terms and subject to the conditions set forth in the Offer to Purchase, receipt of which is hereby acknowledged, the accompanying Circular and this Letter of Transmittal, the principal amount of Existing Notes indicated in the table above entitled “Tender of Existing Notes and Delivery of Consents” under the column heading “Principal Amount Tendered and as to Which Consents Are Given” (or, if nothing is indicated therein, with respect to the entire aggregate principal amount represented by the Existing Notes described in such table), and hereby Consents to the Proposed Amendments with respect to all Existing Notes tendered hereby. The undersigned agrees to all of the terms and conditions of the Offer and the Solicitation related to the Existing Notes being tendered and Consents being delivered hereby. The undersigned acknowledges and agrees that the tender of Existing Notes and delivery of Consents made hereby may not be withdrawn and revoked except in accordance with the procedures set forth in the Offer Documents. The undersigned understands that (i) after the Expiration Time, no tenders may be withdrawn and no Consents may be revoked except as required by applicable law and (ii) the Proposed Amendments with respect to the Existing Notes will not become operative unless and until the Requisite Consents have been obtained with respect to the Existing Notes. Capitalized terms used herein and not defined herein have the meanings given to them in the Offer Documents.

Subject to, and effective upon, the acceptance for payment of, and payment for, the principal amount of Existing Notes tendered herewith in accordance with the terms and subject to the conditions of the Offer and Solicitation, the undersigned hereby (a) sells, assigns and transfers to, or upon the order of, the Company, all right, title and interest in and to all of the Existing Notes tendered hereby; and (b) waives any and all other rights with respect to such Existing Notes.

If the undersigned is not the registered holder of the Existing Notes listed in the box above under the caption “Tender of Existing Notes and Delivery of Consents” under the column heading “Principal Amount Tendered and as to Which Consents Are Given”, or such registered Noteholder’s legal representative or attorney-in-fact, then the undersigned has obtained a properly completed irrevocable proxy that authorizes the undersigned (or the undersigned’s legal representative or attorney-in-fact) to tender such Existing Notes and deliver Consents on behalf of the registered Noteholder thereof, and such proxy is being delivered with this Letter of Transmittal.

The undersigned acknowledges and agrees that a tender of Existing Notes and delivery of Consents pursuant to any of the procedures described in the Offer Documents and in the instructions hereto and an acceptance of such Existing Notes by the Company will constitute a binding agreement between the undersigned and the Company upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the Province of British Columbia.

The undersigned understands that tenders of Existing Notes may be validly withdrawn and the concurrent Consents may be validly revoked, by written or facsimile notice of withdrawal received by the Depositary at any time on or prior to the Expiration Time, but not thereafter, except as required by applicable law. A valid withdrawal of tendered Existing Notes prior to the Expiration Time will constitute the concurrent valid revocation of such Noteholder’s related Consent and a valid revocation of Consents will constitute the concurrent valid withdrawal of such Noteholder’s related tendered Existing Notes. In order for a Noteholder to validly revoke a Consent, such Noteholder must validly withdraw the related tendered Existing Notes.

The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to tender, sell, assign and transfer the Existing Notes tendered hereby and give the Consents contained herein and (b) when such tendered Existing Notes are accepted for payment and paid for by the Company pursuant to the Offer, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or by the Company to be necessary or desirable to complete the sale, assignment and transfer of the Existing Notes tendered hereby, to perfect the undersigned’s Consent to the Proposed Amendments or to complete the execution of the Supplemental Indenture.

The Company is not required to accept for purchase any Existing Notes tendered after the Expiration Time. The Expiration Time may be extended, as described in the Offer Documents.

No authority conferred or agreed to be conferred by this Letter of Transmittal shall be affected by, and all such authority shall survive, the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned and any subsequent transferees of the Existing Notes.

In consideration for the purchase of Existing Notes pursuant to the Offer, the undersigned hereby waives, releases, forever discharges and agrees not to sue the Company or its former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as to any and all claims, demands, causes of action and liabilities of any kind and under any theory whatsoever, whether known or unknown (excluding any liability arising under applicable securities laws in connection with the Offer or the Solicitation), by reason of any act, omission, transaction or occurrence, that the undersigned ever had, now has or hereafter may have against the Company or its former, current or future directors, officers, employees, agents, subsidiaries, affiliates, stockholders, predecessors, successors, assigns or other representatives as a result of or in any manner related to the undersigned’s purchase, ownership or disposition of the Existing Notes pursuant to the Offer or any decline in the value thereof. Without limiting the generality or effect of the foregoing, upon the purchase of Existing Notes pursuant to the Offer, the Company shall obtain all rights relating to the undersigned’s ownership of Existing Notes (including, without limitation, the right to all interest payable on the Existing Notes) and any and all claims relating thereto.

The undersigned hereby request(s) that any Existing Notes representing principal amounts not tendered or not accepted for purchase be issued in the name(s) of, and be delivered to, the undersigned. The undersigned hereby request(s) that any certificates for New Notes and/or Common Shares issued in exchange for the Existing Notes tendered hereby and taken up by the Company be issued to the order of, and delivered to, the undersigned.

PLEASE COMPLETE AND SIGN BELOW

(This page is to be completed and signed by all tendering and consenting Noteholders)

By completing, executing and delivering this Letter of Transmittal, the undersigned hereby tenders the principal amount of Existing Notes listed in the table above labeled “Tender of Existing Notes and Delivery of Consents” under the column heading “Principal Amount Tendered and as to Which Consents Are Given” (or, if nothing is indicated therein, with respect to the entire aggregate principal amount represented by the Existing Notes described in such table), and hereby Consents to the Proposed Amendments with respect to such principal amount of Existing Notes.

Signature(s):

(Must be signed by the registered Noteholder(s) exactly as the name(s) appear(s) on certificate(s) representing the tendered Existing Notes. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth the full title and see Instruction 1.)

Dated:

Name(s):
(Please Print)

Capacity:

Address:
(Including Postal Code)

Area Code and Telephone Number: ( )

Medallion Signature Guarantee

(Only If Required—See Instructions 1 and 2)

Authorized Signature of Guarantor:

Name of Firm:

Address:

Area Code and Telephone Number:

[Place Seal Here]

Instructions for Noteholders forming part of the Terms and Conditions of the Offer and the Solicitation

1. Signatures on Letter of Transmittal, Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Existing Notes tendered hereby, the signatures must correspond with the name(s) as written on the face of the certificate(s) without alteration or any change whatsoever.

If any of the Existing Notes tendered and Consents given hereby are registered in the name of two or more Noteholders, all such Noteholders must sign this Letter of Transmittal. If any of the Existing Notes tendered and Consents given hereby are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If this Letter of Transmittal or any Existing Note or instrument of transfer is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to the Company of such person’s authority to so act must be submitted.

When this Letter of Transmittal is signed by the registered holder(s) of the Existing Notes tendered and Consents given hereby, no endorsements of Existing Notes or separate instruments of transfer are required unless payment is to be made, or Existing Notes not tendered or purchased are to be issued, to a person other than the registered Noteholder(s), in which case signatures on such Existing Notes or instruments of transfer must be guaranteed by a Medallion Signature Guarantor, unless the signature is that of an Eligible Institution (as defined below).

Unless this Letter of Transmittal is signed by the registered holder(s) of the Existing Notes tendered and Consents given hereby, such Existing Notes must be endorsed or accompanied by appropriate instruments of transfer, and be accompanied by a duly completed proxy entitling the signer to tender such Existing Notes and deliver Consents on behalf of such registered Noteholder(s), and each such endorsement or instrument of transfer must be signed exactly as the name or names of the registered Noteholder(s) appear on the Existing Notes; signatures on each such endorsement or instrument of transfer must be guaranteed by a Medallion Signature Guarantor, unless the signature is that of an Eligible Institution (as defined below).

2. Signature Guarantees. No signature guarantee is required on this Letter of Transmittal if: (a) the Letter of Transmittal is signed by the record Noteholder exactly as the name of the registered holder appears on the register maintained by the Depositary, and payment is to be made directly to such registered holder; or (b) Existing Notes are deposited for the account of a Canadian Schedule I chartered bank, a major trust company in Canada, a member firm of a recognized stock exchange in Canada or a U.S. financial institution (including most U.S. banks, savings and loan associations and brokerage houses) which is a participant in the Securities Transfer Agents Medallion Program (STAMP), the New York Stock Exchange Medallion Signature Program (MSP) or the Stock Exchanges Medallion Program (SEMP) (each, an “Eligible Institution”). If a certificate representing Existing Notes is registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made, or certificates representing the portion of Existing Notes not deposited are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

3. Requests for Assistance or Additional Copies. If a holder of Existing Notes has questions about the Offer or procedures for accepting the Offer, the Noteholder should call the Depositary at its telephone number set forth on the last page of this Letter of Transmittal or the Company. If a Noteholder would like additional copies of the Offer Documents, the Noteholder should call the Depositary at its telephone number set forth on the last page of this Letter of Transmittal or the Company at (604) 438-1471.

4. Partial Tenders. Tenders of Existing Notes will be accepted only in integral multiples of $1,000. If less than the entire principal amount of any Existing Note is tendered, the tendering Noteholders should fill in the principal amount tendered in the fourth column of the table entitled “Tender of Existing Notes and Delivery of Consents” above. The entire principal amount of Existing Notes delivered to the Depositary will be deemed to have been tendered and Consents given with respect thereto unless otherwise indicated. If the entire principal amount of all Existing Notes is not tendered, then substitute Existing Notes for the principal amount of Existing Notes not tendered and purchased pursuant to the Offer will be sent to the Noteholder at his or her registered address or otherwise to the Noteholder’s account promptly after the delivered Existing Notes are accepted for partial tender.

5. Irregularities. All determinations as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Existing Notes or Consents given pursuant to any of the procedures described above will be made by the Company in its sole discretion (whose determination shall be final and binding). The Company expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Existing Notes and delivery of any Consents, determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Existing Notes may, in the opinion of counsel to the Company, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend any of the conditions of the Offer and/or the Solicitation or to waive any defect or irregularity in any tender or delivery of Consents with respect to Existing Notes of any particular Noteholder, whether or not similar defects or irregularities are waived in the case of other Noteholders. The Company’s interpretation of the terms and conditions of the Offer and the Solicitation (including this Letter of Transmittal and the instructions hereto) will be final and binding. None of the Company, the Depositary, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

6. Payment and Delivery Instructions. Existing Notes not tendered or not accepted for purchase will be returned, and certificates representing the New Notes and/or Common Shares, as applicable, issued in exchange for the Existing Notes deposited pursuant to the Offer and as determined by the Noteholder, and unpaid accrued interest will be sent, to the holder of the Existing Notes tendered.

7. Waiver of Conditions. The Company expressly reserves the right prior to the Expiration Time to waive (or to seek to waive) any of the conditions to the Offer and/or the Solicitation, in whole or in part, at any time and from time to time.

8. Mutilated, Lost, Stolen or Destroyed Certificates. If a Noteholder desires to tender Existing Notes and deliver Consents but the certificates evidencing such Existing Notes have been mutilated, lost, stolen or destroyed, such Noteholder should contact the Depositary or the Trustee for the Existing Notes that have been mutilated, lost, stolen or destroyed to receive information about the procedures for obtaining replacement certificates for Existing Notes.

9. Delivery of this Letter of Transmittal and Certificates for Existing Notes. The method of delivery of this Letter of Transmittal, Existing Notes and all other required documents to the Depositary is at the election and risk of Noteholders. If such delivery is by mail, it is suggested that Noteholders use properly insured registered mail, return receipt requested, and that the mailing be sufficiently in advance of the Expiration Time to permit delivery to the Depositary prior to such time. Delivery will be deemed made when actually received or confirmed by the Depositary. This Letter of Transmittal and the Existing Notes should be sent only to the Depositary, not to the Company or the Trustee.

All tendering Noteholders, by execution of this Letter of Transmittal, waive any right to receive any notice of the acceptance of their Existing Notes for purchase.

There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer. Noteholders must timely tender their Existing Notes in accordance with the procedures set forth in the Offer Documents.

Any questions or requests for assistance or additional copies of this Letter of Transmittal or the other Offer Documents may be directed to the Depositary at the telephone number and address listed below or the Company.

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East

Toronto, Ontario M5C 3H2

Attention: Corporate Actions

By Registered Mail, Hand or by Courier:

100 University Avenue 8th Floor

Toronto, Ontario M5J 2Y1

Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

The Depositary for the Offer is:

Computershare Investor Services Inc.

By Mail:

P.O. Box 7021

31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions

By Registered Mail, Hand or by Courier:

100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

Toll Free: 1-800-564-6253

E-mail: corporateactions@computershare.com

Any questions or requests for assistance may be directed to the Depositary at its respective address and telephone number listed on this page. Noteholders may also contact their broker commercial bank or trust company for assistance concerning the Offer. Additional copies of the Exchange Offer Circular and the Consent and Letter of Transmittal may be obtained from the Depositary. A copy of the Exchange Offer Circular is also available under the Company’s SEDAR profile at www.sedar.com.